NGS/Prospect Loan Agreement - DRAFT 2/1/2005

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”), dated as of February  , 2005, is made between NATURAL GAS SYSTEMS, INC., a Nevada corporation (“Borrower”), and PROSPECT ENERGY CORPORATION, a Maryland corporation (“Lender”), who agree as follows:

ARTICLE 1

GENERAL TERMS

Section 1.1    Terms Defined Above. As used in this Agreement, the terms “Agreement”, “Borrower”, and “Lender”, shall have the meanings indicated above.

Section 1.2    Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated (and as provided in Section 9.14), unless the context otherwise requires:

“Advances” shall mean the borrowings on the Closing Date under the Loan and all or any portion of such borrowings and other or subsequent borrowings under the Loan so long as same remain outstanding and unpaid.

“Affiliate” shall mean, as to any Person, any Person controlling, controlled by or under, control with such Person, and “Control” as used herein means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of the controlled Person.

“Amount” shall mean the total amount drawn down by Borrower up to four million eight hundred thousand ($4,800,000.00) dollars.

“Arkla” shall mean Arkla Petroleum, L.L.C., a Louisiana limited liability company, a wholly owned Subsidiary of NGS Sub and an indirect wholly owned Subsidiary of the Borrower.

“Asset Sale” shall mean the sale (in any single transaction or related series of transactions) by Borrower or any of its Restricted Subsidiaries of fifty (50%) percent or more of the assets of Borrower and its Restricted Subsidiaries, taken as a whole. Notwithstanding the foregoing, Asset Sale does not include sales of assets between the Borrower and any Restricted Subsidiary or between any Restricted Subsidiaries.

“Base Rate” shall mean, for any day, an interest rate per annum equal to the greater of (a) fourteen (14%) percent, or (b) the Treasury Rate in effect on the last day of the preceding calendar month plus nine (9%) percent (except that the Base Rate in effect on the Closing Date shall be 14%).

NGS/Prospect Loan Agreement

“Borrowing Base” shall mean, at any time, the dollar amount calculated as the discounted present value of the future Net Cash Flows of Proved Developed Reserves that constitute Collateral based upon the future production, capital expenditures and operating expenses utilized in the Borrower’s most recent independent engineering report prepared for filing with the SEC each year, as determined by the Lender. This calculation shall be made by the Lender using a discount rate of ten (10%) percent, and based upon pricing for 2005 of $35.00 / bbl for oil and $5.00 / Mcf for gas, and during subsequent years calculated as a ten percent discount to the average price of New York Mercentile Exchange Henry Hub Crude Oil and Natural Gas Futures for the forward twelve months as of the date of any future reserve report, all as adjusted by the inclusion of any hedging arrangements in place. Any good faith determination by the Lender of the Borrowing Base shall be final and conclusive. The Borrowing Base will be revised by Lender after receipt of each annual independent engineering report delivered to the Lender by the Borrower pursuant to this Agreement. The Lender shall notify the Borrower of the result of each annual Borrowing Base redetermination by the Lender which shall become effective upon such notice. Each annual determination of the Borrowing Base shall be effective until redetermined by the Lender in accordance with this Agreement. Without limiting the foregoing, the Lender may exclude, in its sole and absolute discretion, any property or portion of production therefrom from the Borrowing Base, at any time, because title information on, or the status of title to, such property is not reasonably satisfactory to Lender, such property is not Collateral, the Lender’s Lien therein is not first and prior to all others (other than the holder of any Future Senior Debt), such property is subject to contractual agreements or commitments not reasonably satisfactory to Lender, or such property is not assignable. The Borrower acknowledges that the Lender’s determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by the Borrower to be essential for the adequate protection of the Lender.

“Business Day” shall mean a day other than a Saturday, Sunday or legal holiday for commercial banks in New York, New York.

“Change of Control” shall mean the occurrence of either of the following: (a) the consummation of any transaction which results in any “person” or “group” (as such terms are used for purposes of Section 13(d) of the Securities Exchange Act of 1934) other than the Permitted Holders becoming the beneficial owner of more than 50% of the total voting power of all classes of the Borrower’s voting securities then outstanding; or (b) the first day on which a majority of the members of the Board of Directors of the Borrower shall cease to be Continuing Directors.

NGS/Prospect Loan Agreement

“Closing Date” shall mean the date on which the Note is executed and delivered by the Borrower to the Lender.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean the properties and property rights described in the Collateral Documents described in Section 3.1 as security for the Indebtedness.

“Collateral Documents” shall mean collectively the documents from time to time required by the Lender to obtain the security interest in the Collateral in accordance with the terms of the Agreement, or otherwise guarantee or secure the Indebtedness, or otherwise pertaining to this Agreement, such documents which exist on the Closing Date being described in Article 3 hereof, as all such documents are amended, restated or renewed from time to time.

“Commitment Limit” shall mean, at any particular date, the lesser of (x) the Amount or (b) the Borrowing Base as then in effect.

“Companies” shall mean collectively, on the Closing Date, the Borrower, NGS Delaware, NGS Sub, Arkla and Four Star, and “Company” shall mean any one of the Companies.

“Continuing Directors” of a Person shall mean any member of such Person’s Board of Directors who: (x) was a member of such Person’s Board of Directors on the Closing Date; or (y) was nominated for election or elected with the approval of a majority of the Continuing Directors who were then members of such Person’s Board of Directors (but excluding any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Continuing Directors).

“Contracts” shall mean those agreements, contracts and other instruments to which the interests in the oil, gas and mineral leases comprising the Collateral are subject.

NGS/Prospect Loan Agreement

“Debt” shall mean any and all amounts and/or liabilities owing from time to time by a Company to any Person, including the Lender, direct or indirect, liquidated or contingent, now existing or hereafter arising, including without limitation (i) indebtedness for borrowed money or the deferred purchase price of property; (ii) the amounts of all standby and commercial letters of credit and bankers acceptances, matured or unmatured, issued on behalf of such Company, and (without duplication) all drafts drawn thereon; (iii) guaranties of the obligations of any other Person, whether direct or indirect, whether by agreement to purchase the indebtedness of any other Person or by agreement for the furnishing of funds to any other Person through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise; (iv) loans or obligations of the types described above secured by any Lien on any property owned by such Company, to the extent attributable to such Company’s interest in such property, even though such Company has not assumed or become liable for the payment thereof personally; (v) the present value of all obligations for the payment of rent or hire of property of any kind (real or personal) under leases or lease agreements required to be capitalized under generally accepted accounting principles (“GAAP”); (vi) obligations of such Company owing in respect of redeemable preferred stock; or (vii) obligations of such Company owing in connection with any volumetric production payments. Notwithstanding the foregoing, Debt shall not include trade payables incurred in the ordinary course of business.

“Default” shall mean the occurrence of any of the events specified in Article 8 hereof, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied.

“Default Rate” shall mean, on any particular date, the Base Rate plus five (5%) percent per annum.

“Delhi” means the working interests owned by NGS Sub in the Delhi field located primarily in Richland Parish, Louisiana, acquired by NGS Sub in September, 2003.

“DSR Account” shall mean the senior debt service reserve account established pursuant to Section 5.16 to meet potential shortfalls in interest or principal payments on the Loan.

“EBITDA” shall mean, for the period in question, the sum of the Borrower’s and its Restricted Subsidiaries’ (i) net income for that period on a consolidated basis in accordance with GAAP, plus (ii) any extraordinary loss and other expenses not considered to be operating in nature reflected in such net income, minus (iii) any extraordinary gain, interest income and other income not considered operating in nature reflected in such net income, plus (iv) depreciation, depletion, amortization and all other non-cash expenses for that period, plus (v) all interest, fees, charges and related expenses paid or payable (without duplication) for that period that are considered “interest expense” under generally accepted accounting principles, together with the portion of rent paid or payable (without duplication) for that period under capital lease obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13, plus (vi) the aggregate amount of federal, state and local taxes on or measured by income for that period (whether or not payable during that period) (but, for the avoidance of doubt, net of severance and other taxes on or measured by production volumes for that period). Notwithstanding the foregoing, for purposes of calculating EBITDA, singular, annual event type expenses, as determined by the Borrower but subject to the Lender’s approval, not to be unreasonably withheld, as to any such expenses which would not be considered recurring under generally accepted accounting principles (including but not limited to third party costs of the annual audit, engineering report, annual audit, 10K and proxy, annual bonuses and costs of preparing a filing registration statements with the SEC) shall be allocated to net income monthly over the prospective one year period.

NGS/Prospect Loan Agreement

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall mean the occurrence of any of the events specified in Article 8 hereof, provided that any requirement for notice or lapse of time or any other condition precedent has been satisfied.

“Excluded Sale” shall have the meaning set forth in Section 2.5(b).

“Four Star” shall mean Four Star Development Corporation, a Louisiana corporation, a wholly owned Subsidiary of NGS Sub and an indirect wholly owned Subsidiary of the Borrower.

“Future Senior Debt” shall have the meaning set forth in Section 2.12.

“Hedge Agreement” shall mean any agreement or arrangement providing for payments which are related to, or the value of which is dependent upon, fluctuations of interest rates, currency exchange rates or forward rates, or fluctuations of commodity prices, including without limitation any swap agreement, cap, collar, floor, exchange transaction, forward agreement or exchange or protection agreement or similar futures contract or swap or other derivative agreement related to interest rates, currency exchange rates or hydrocarbons or other commodities, or any option with respect to such transaction.

NGS/Prospect Loan Agreement

“Hedging Obligations” of a Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising or evidenced (including all renewals, extensions and modifications thereof and substitutions therefore), under any and all Hedge Agreements and any and all cancellations, buybacks, reversals, terminations or assignments of any Hedge Agreement, net of any offsets or corresponding physical prices.

“Hedging Program” shall have the meaning set forth in Section 5.18.

“Herlin” shall mean Robert S. Herlin.

“Indebtedness” shall mean any and all amounts, liabilities or obligations owing from time to time by the Borrower to the Lender (or any transferee of the Note), including without limitation any such amounts, liabilities or obligations pursuant to this Agreement, the Note and the Collateral Documents (including reasonable attorneys’ fees incurred in connection with the execution, enforcement or collection of the Borrower’s obligations hereunder or thereunder or any part thereof) or any Hedging Obligations owing to the Lender, and whether such amounts, liabilities or obligations be liquidated or unliquidated, now existing or hereafter arising.

“Interest Expense” shall mean, for each period, the sum of all interest, fees, charges and related expenses payable (without duplication) for that period to a lender in connection with borrowed money or the deferred purchase price of assets that are considered “interest expense” under generally accepted accounting principles, plus the portion of rent paid or payable (without duplication) for that period under capital lease obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

“Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on jurisprudence, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, production payment, conditional sale, bond for deed or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, servitudes, usufructs, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting property. For the purposes of this Agreement, the Borrower shall be deemed to be the owner of any property which it has accrued or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

NGS/Prospect Loan Agreement

“Loan” shall mean the line of credit as described in Article 2 hereof.

“Loan Excess” shall mean, at any point in time, the amount, if any, by which the outstanding principal balance of the Advances exceeds the Commitment Limit then in effect.

“Mandatory Prepayment Event” shall have the meaning set forth in Section 2.5.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities, contractual obligations or condition (financial or otherwise), of the Borrower and its Restricted Subsidiaries, when taken as a whole.

“Maturity Date” shall mean the fifth anniversary of the Closing Date, or such earlier date on which the Loan is accelerated pursuant to Section 8.2 hereof.

“Net Cash Flows” shall mean the revenue less royalty interests, production taxes, direct operating expenses, and net investment, of Borrower and its Restricted Subsidiaries, calculated in accordance with GAAP.

“Net Production” shall mean the amount of crude oil, condensate, natural gas liquids and natural gas being produced by the assets in which NGS or its Subsidiaries maintains a working interest, multiplied by that percentage net revenue interest.

“NGS Delaware” shall mean Natural Gas Systems, Inc., a Delaware corporation and wholly owned subsidiary of the Borrower.

NGS/Prospect Loan Agreement

“NGS Sub” shall mean NGS Sub. Corp., a Delaware corporation, a wholly owned subsidiary of NGS Delaware and an indirect wholly owned Subsidiary of the Borrower.

“Note” shall mean the note described in Article 2 hereof, together with any replacements, renewals, modifications, amendments or extensions thereof.

“Patriot Act” shall have the meaning set forth in Section 4.22.

“Permitted Hedge Agreement” shall mean any Hedge Agreement related to either (i) a Company’s production and sale of its hydrocarbons or (ii) interest rates pertaining to the Loan, in each case which a Company enters into (x) in the ordinary course of business as part of its normal business operations with the purpose and effect of fixing prices or hedging variable interest rates as a risk-management strategy, and not for purposes of speculation and not intended primarily as a borrowing of funds, and (y) with any Person as counterparty reasonably acceptable to the Lender.

“Permitted Holders” means Laird Q. Cagan, Eric M. McAfee and Robert S. Herlin, and their respective estates, spouses, heirs, ancestors, lineal descendants (including adopted children and their lineal descendants), legatees, and legal representatives, the trustee of any bona fide trust of which one or more of the foregoing are the sole beneficiaries or the grantors thereof and any Person in which any of the foregoing. individually or collectively, beneficially own all of the outstanding equity interest or which was established for the exclusive benefit of, or the estate of, any of the foregoing or their spouses.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

“Plan” shall mean any plan subject to Title IV of ERISA and maintained by the Borrower, or any such plan to which the Borrower is required to contribute on behalf of its employees.

“Prepayment Premium” shall have the meaning set forth in Section 2.4.

“Proved Developed Reserves” shall mean, at any particular time, the estimated quantities of crude oil, condensate, natural gas liquids and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to the Borrower’s or a Subsidiary’s Collateral included in the Borrowing Base under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made and prices set forth herein), by established operating practices and under current government regulations, where such reserves are expected to be recovered from existing wells and installed facilities or, if facilities have not been installed, that would involve a relatively low expenditure (when compared to the cost of drilling a well) to put the reserves on production. Such Reserves may include both producing and non-producing wells. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) will be included in Proved Reserves when successful testing by a pilot project or the operation of an installed program in the reservoir provides support for the engineering analysis on which the pilot project or installed program was based. In general, the economic productivity of the estimated proved reserves is supported by actual production in the given well or a nearby well in the same reservoir.

NGS/Prospect Loan Agreement

“Restricted Subsidiary” means any Subsidiary of the Borrower which at the time of determination is not an Unrestricted Subsidiary.

“Revocable Warrants” shall mean the detachable revocable warrants delivered to the Lender as described in Section 3.3.

“Subsidiary” shall mean each corporation or limited liability company of which the Borrower owns, directly or indirectly, a controlling interest (more than fifty percent) of the outstanding capital stock or membership interests. Working interests partnerships shall not be deemed to be Subsidiaries.

“Total Debt” shall mean, at any time, the sum of (a) the outstanding principal balance on the Loan plus (b) the principal balance of all Debt of the Borrower and its Restricted Subsidiaries for borrowed money and capitalized leases (whether short or long term) that is pari passu with the Loan or has priority over the Loan in right of payment. However, any Debt described in Subsections 6.1(k) or 6.1(l) shall not be included in Total Debt.

“Treasury Rate” shall mean the rate offered on five-year (5) U.S. Treasury securities trading nearest to par as reported in The Wall Street Journal.

“Tullos I” shall mean the portion of the Tullos Urania Field in LaSalle Parish, Louisiana, acquired by NGS Sub by that certain Act of Sale and Assignment executed September 2, 2004, by Atkins Production Inc., and Monty and Margaret Atkins.

“Tullos II” shall mean the interests in the Tullos Urania and Colgrade Fields, LaSalle and Winn Parishes, Louisiana, currently intended to be acquired by the Borrower or a Restricted Subsidiary from Chadco Inc.

NGS/Prospect Loan Agreement

“Unrestricted Subsidiary” means any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower’s Board of Directors) and any Subsidiary of an Unrestricted Subsidiary. The Borrower’s Board of Directors may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary, unless such Subsidiary owns any capital stock of, or owns or holds a Lien on any property of, any other Subsidiary of the Borrower which is not a Subsidiary of the Subsidiary to be so designated; and provided further that, notwithstanding the foregoing, the Borrower may not designate as an Unrestricted Subsidiary NGS Delaware, NGS Sub, Arkla or Four Start.

“Warrants” shall mean the detachable warrants delivered to the Lender as described in Section 3.2.

Section 1.3    Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time on a basis consistent (except for changes in accounting principles or practice approved by independent public accountants for the Borrower) with the most recent financial statements of the Borrower.

ARTICLE 2

THE CREDIT

Section 2.1    Loan.

(a)    Loan. Subject to and upon the terms and conditions contained in this Agreement, and relying on the representations and warranties contained in this Agreement, on the Closing Date the Lender agrees to loan to Borrower, in the form of one or more Advances, a maximum aggregate principal amount equal to the Commitment Limit. The Loan shall be represented by one or more promissory notes not to exceed a combined amount of four million eight hundred thousand ($4,800,000.00) dollars, payable to the order of the Lender. Principal, all accrued and unpaid interest, fees and Prepayment Premiums, if any, on the Loan shall be payable in full on the Maturity Date. During the continuance of an Event of Default, overdue payments with respect to the Loan may be debited from the Borrower’s DSR Account as provided in this Agreement or other written agreement between Borrower and Lender.

NGS/Prospect Loan Agreement

(b)    Interest. Subject to Section 2.11 the interest rate applicable to each Loan Advance beginning on the date such Advance is made shall be the Base Rate then in effect, adjusted monthly. Interest on the Loan shall be payable at the Base Rate monthly in arrears on the last day of each month, commencing January 31, 2005, and the last day of each calendar month thereafter. Interest on Advances and all fees and other Indebtedness shall be calculated on the basis of a 365 (or in a leap year 366) day year and the actual number of days elapsed.

(c)    Draw Requests. In accordance with the provisions in this Section, the Lender will make Advances to the Borrower from time to time on any Business Day within and expiring ninety (90) after the Closing Date in such amounts as the Borrower may request in increments of at least $100,000.00 or a multiple of $100,000.00 up to a total not to exceed the Commitment Limit. Borrower shall draw a minimum aggregate amount of $3,000,000.00 on the Closing Date and may draw additional amounts up to the Commitment Limit within the subsequent ninety (90) days. Requests for Advances must be made by written notice from the Borrower and sent to the Lender by mail, courier or facsimile in accordance with Section 9.1 or in accordance with Section 2.10 specifying the amount of the Advance. A request shall be authorized by the Borrower if made by any one of the Persons designated by the Borrower in the Note or otherwise as an authorized person in accordance with resolutions of the Board of Directors of the Borrower certified to the Lender. The Lender may rely fully and completely upon the authority of the signatory of such request or confirmation unless such authority is terminated by written notice to the Lender, and any such termination shall be effective only prospectively. The request for any Advance by the Borrower shall constitute a certification by the Borrower that all of the representations and warranties contained in Article 4 (other than those representations and warranties, if any, that are by their specific terms limited in application to a specific date) are true and correct in all material respects when taken as a whole as of the date of such request and also as of the date of the Advance.

(d)    Timing After the Lender’s receipt of an authorized request for Advance, the Lender will make such Advance for the benefit of the Borrower in same day funds as provided below upon fulfillment of the applicable conditions set forth in this Agreement. Requests for Advances shall be made on written notice from the Borrower to the Lender, received by the Lender no later than 11:00 a.m. (Eastern Time) on the first Business Day before such Advance specifying the amount thereof. Each such written notice by the Borrower shall be irrevocable by the Borrower. Not later than 3:00 p.m. (Eastern Time) on the date properly and timely requested for the Advance and upon fulfillment of the applicable conditions set forth in Article 7 of this Agreement, the Lender will make such Advance available to the Borrower in same day funds. The Borrower irrevocably agrees in favor of the Lender that the deposit of the proceeds of any Advance in any account of Borrower designated by Borrower shall be deemed prima facie evidence of the Borrower’s Indebtedness to the Lender under the Loan.

Section 2.2    Business Days. If the date for any payment, prepayment, or fee payment hereunder falls on a day which is not a Business Day, then for all purposes of this Agreement (unless otherwise provided herein) the same shall be deemed to have fallen on the next following Business Day, and such extension of time shall in such case be included in the computation of payments of interest.

NGS/Prospect Loan Agreement

Section 2.3    Payments. The Borrower shall make each payment hereunder and under the Note and any Collateral Documents in lawful money of the United States of America in same day funds to the Lender at its main office in New York, New York, not later than 11:00 a.m. (Eastern Time) on the day when due, or such other place in the United States as designated in writing by the Lender. The Borrower hereby authorizes the Lender to charge from time to time against the Borrower’s DSR Account any amount which is past due, after taking into account any applicable grace periods.

Section 2.4    Voluntary Prepayment. The Borrower may prepay the Loan in full or in part but only on and subject to the terms set forth below. It is agreed that (i) the Borrower shall give the Lender notice of each such prepayment of all or any portion of an Advance no less than five (5) Business Days prior to prepayment, (ii) the Borrower shall pay all accrued and unpaid interest on the amounts prepaid, and (iii) no such prepayment shall serve to postpone the repayment when due of any other Indebtedness. Each voluntary prepayment shall be in an aggregate principal amount of (x) $100,000.00 or a multiple of $100,000.00 in excess thereof or (y) if the outstanding principal balance of the Loan is less than the minimum amount set forth in the preceding clause (x) of this sentence, then such lesser outstanding principal balance, as the case may be. Any optional prepayment in full shall be accompanied by all fees, expenses, accrued interest, and the Prepayment Premium set forth in the following sentences. When making any optional prepayment on the Loan, whether partial or in full, the Borrower must pay to the Lender as additional consideration (the “Prepayment Premium”) on the date of such prepayment an amount equal to a percentage, varying depending upon the Loan quarter in which the prepayment occurs, of the principal amount being prepaid. If the prepayment is received during the first quarter of the Loan (the period commencing on the Closing Date and ending three months later), the Prepayment Premium shall be ten (10.0%) percent of the portion of the principal amount of the Loan being prepaid. Thereafter, for each successive three month period the Prepayment Premium shall reduce one-half (0.5%) percent, to reach zero at five (5) years from the Closing Date. (If the Closing Date occurs on a day of an initial calendar month for which there is no numerical corresponding day in the third calendar month succeeding such initial calendar month, such quarter shall end on the last day of such third succeeding calendar month).

Section 2.5    Mandatory Prepayment.

(a)    Upon the occurrence of a Mandatory Prepayment Event defined below, the Borrower shall immediately prepay the Loan as described herein, accompanied by payment of all fees, expenses, and accrued interest thereon. Any of the following events shall be considered a “Mandatory Prepayment Event” as that term is used herein: (i) a Change of Control of the Borrower; (ii) an Asset Sale; or (iii) an Event of Default.

(b)    No later than the first Business Day following the day of receipt by the Borrower or any of its Restricted Subsidiaries of Net Asset Sale Proceeds (as defined below) in respect of any sale of any assets (whether tangible or intangible) consisting of lesser amounts of assets than an Asset Sale, except for an Excluded Sale, the Borrower shall either, at its option, (i) prepay the Loan in an aggregate amount equal to 100% of the amount of such Net Asset Sale Proceeds, and the Commitment Limit shall be permanently reduced by that amount or (ii) redeem, prepay or retire any outstanding Debt that is senior in right of payment to the Indebtedness or that is secured by the assets sold. For the avoidance of doubt, the sale of assets covered by this Section 2.5 includes the sale (in any single transaction or related series of transactions) by the Borrower or any of its Restricted Subsidiaries of any tangible or intangible assets, except an Excluded Sale. The proceeds of any Excluded Sale may be used by the Borrower or its Restricted Subsidiary for any purpose not prohibited by this Agreement. “Excluded Sale” shall mean (x) sales of production in the ordinary course of business, (y) sales of items of equipment in the ordinary course of business which are obsolete or otherwise no longer useful for such Person’s operations, and (z) sales of assets in an amount, when added to the total amount of all sales of assets made by the Borrower and its Restricted Subsidiaries during the immediately preceding six month period pursuant to this clause (z) shall not exceed twenty (20%) percent of the assets of the Borrower and its Restricted Subsidiaries as of the first day of such six month period. “Net Asset Sale Proceeds” shall mean the cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such asset sale, net of any bona fide direct costs reasonably incurred in connection with such asset sale such as any reasonable brokerage fees, commissions and other similar expenses relating to such asset sale.

NGS/Prospect Loan Agreement

(c)    The Lender shall notify the Borrower of the result of each annual Borrowing Base redetermination by the Lender. If at any time the Lender determines that a Loan Excess exists, then within sixty (60) days of receipt by the Borrower of written notice of such Loan Excess the Borrower shall (x) prepay the Advances (together with accrued interest on the amount to be repaid to the date of payment but without Prepayment Penalty) in an amount sufficient to reduce the Advances to the then Commitment Limit, or (y) execute, deliver and record or cause to be executed and delivered such additional Collateral Documents pursuant to Section 3.1, sufficient to induce the Lender to make a permanent increase in the Borrowing Base to an amount not less than the outstanding principal balance of the Advances. Notwithstanding anything to the contrary, such redeterminations of the Borrowing Base shall occur only once per twelve month period. The Borrower specifically acknowledges that no additional grace period (beyond the period stated in this section) is applicable under this Agreement to any failure to make such mandatory prepayment before such failure is an Event of Default hereunder.

Section 2.6    Fees.

(a)    The Borrower shall pay the Lender an up front commitment fee in the amount equal to $96,000.00 (being 2.00% of $4,800,000) on the Closing Date.

Section 2.7    Use of Proceeds.

(a)    The Borrower shall use the proceeds of the Loan in connection with the acquisition and development of oil and gas properties as well as general working capital purposes and the repayment of Debt permitted by the terms of this Agreement, all as set out on Schedule 2.7. The Borrower shall not use the proceeds of any Advances under the Loan for exploratory drilling or acquisitions of additional oil and gas properties outside of Delhi, Tullos I or Tullos II without the Lender’s prior written consent, which shall not be unreasonably withheld. The Borrower shall not use any portion of the Advances under the Loan to pay any outstanding debt owing to Laird Cagan except as permitted by Section 6.16.

NGS/Prospect Loan Agreement

(b)    No part of the proceeds of the Loan will be used, directly or indirectly, (i) to fund, make or advance a personal loan to or for the benefit of a director or executive officer of a Borrower or any Subsidiary (except for advances of approved business expenses), or (ii) to fund acquisitions of fixed long-term assets of the Borrower or any Subsidiary, except for assets acquired by the Borrower or a Restricted Subsidiary in the ordinary course of business as an exploration and production company engaged in acquiring and exploring oil and gas properties and on which a Lien is granted to Lender.

Section 2.8    Default Rate. Anything in the Note or in any other agreement, document or instrument to the contrary notwithstanding, effective upon an Event of Default or after the Maturity Date the Lender shall have the right to prospectively increase the interest rate under the Note to the Default Rate until no Event of Default is continuing or the Note is paid in full. Upon the acceleration of the principal amount of the Indebtedness represented by the Note, the accelerated principal balance of the Indebtedness shall bear interest from the date of acceleration up to the actual payment (as well after as before judgment) at the Default Rate. All such interest at the Default Rate shall be payable upon demand.

Section 2.9    [Omitted]

Section 2.10    Electronic Notice to Lender. The Borrower may transmit notices of borrowing or the like by electronic communication, if arrangements for doing so have been approved by the Lender.

Section 2.11    Change in Interest Rate. The Lender agrees that upon any new financing entered into between the Borrower and the Lender after the Closing Date, the interest rate on this Loan, for the remaining future life of this Loan at such time, will be revised downward to the interest rate of such new financing.

Section 2.12    Future Senior Debt. The Lender agrees that the Borrower may incur Debt senior to this Loan and subject its assets to Liens securing such senior Debt senior to the Liens in favor of the Lender (“Future Senior Debt”) provided that (i) Borrower is in compliance with Section 5.15 at closing of such additional financing and (ii) Borrower is projected to comply with Section 5.15 for the remaining term of the Loan as determined by financial projections approved by the Lender in writing at the time of such incremental borrowing, where such approval may not be unreasonably withheld.  The terms of any Future Senior Debt (i) shall be reasonable and typical for a senior secured debt facility and (ii) shall not include the issuance of warrants or the payment of PIK interest (except that the issuance of up to 10% warrant coverage and the issuance of PIK interest in the form of shares of common stock shall be permitted).  The Lender agrees to enter into (i) subordination terms with the holder of such Future Senior Debt and (ii) amendments to this Agreement to provide for such Future Senior Debt and senior Liens, in each case as reasonably requested by the holder of such Debt.

NGS/Prospect Loan Agreement

ARTICLE 3

SECURITY FOR THE OBLIGATIONS

Section 3.1    Security. The Loan shall be secured by the following:

(i)    Mortgage, Collateral Assignment, Security Agreement and Financing Statement executed by NGS Sub granting a first priority mortgage, security interest and assignment of production in NGS Sub’s interests in Delhi, Tullos I and Tullos II in the State of Louisiana and contracts, intangibles and other collateral relating thereto, together with a UCC financing statement pertaining thereto.

(ii)    If and when issued in accordance with Section 5.17, life insurance in the amount of $1,500,000.00 insuring the life of Herlin, pledged to the Lender by the Borrower to the extent of the outstanding Loan.

(iii)    Guaranty Agreement executed by NGS Delaware, NGS Sub, Arkla and Four Star. The Borrower acknowledges that the Lender shall have the right to require that any newly acquired or created Restricted Subsidiary become an additional guarantor promptly upon Lender’s request.

(iv)    Security Agreement (stock) executed by the Borrower, granting a first priority security interest in 100% of the outstanding shares of NGS Delaware, together with a UCC financing statement pertaining thereto.

(v)    Security Agreement (stock) executed by NGS Delaware, granting a first priority security interest in 100% of the outstanding shares of NGS Sub, together with a UCC Financing Statement pertaining thereto.

(vi)    Security Agreement (stock) executed by NGS Sub, granting a first priority security interest in 100% of the outstanding shares of Four Star and 100% of the membership interestship of Arkla, together with a UCC Financing Statement pertaining thereto.

(vii)    A deposit account control agreement executed by the depositary bank, the Borrower and the Lender pertaining to the DSR Account.

(viii)    Mortgage or deed of trust executed by existing or to be created Restricted Subsidiaries granting a first priority mortgage, security interest and assignment of production in any acquired or developed assets held by existing or to be created Restricted Subsidiaries in any oil and gas properties, including related contracts, intangibles and other collateral, together with a UCC financing statement pertaining thereto, where such acquired or developed assets have a book value in excess of $100,000.00 and where such assets are acquired or developed using Advances under the Loan.

Section 3.2    Warrants. At Closing the Borrower shall deliver to the Lender the detachable warrants (the “Warrants”) exercisable, in the aggregate, for 450,000 shares of the Borrower’s common stock. The Borrower shall deliver additional warrants of like tenor in the amount of one share for every six and two thirds ($6.666667) dollars of additional drawdowns on the Loan in excess of the initial $3,000,000.00 Advance (so if the full additional $1,800,000.00 is drawn, then warrants for 270,000 shares). These Warrants shall be exercisable any time for five (5) years after the Closing Date at an exercise price of $0.75 per share. The Warrants shall be exercisable any time, have a cashless exercise feature and piggyback registration rights, pursuant to the terms and conditions of the “Warrant Agreement” and the “Registration Rights Agreement” executed by the Borrower contemporaneously with this Agreement.

NGS/Prospect Loan Agreement

Section 3.3    Revocable Warrants. At Closing, the Borrower shall deliver to the Lender the detachable revocable warrants (the “Revocable Warrants”) exercisable, in the aggregate, for 300,000 shares of the Borrower’s common stock. All Revocable Warrants granted under this Section 3.3, including the additional Revocable Warrants below, shall be revocable without any further consideration by Borrower if Borrower and its Subsidiaries, on a consolidated basis, reach an EBITDA of at least $200,000.00 per month for any three consecutive calendar months prior to February 1, 2006, as described in the terms and conditions of the Revocable Warrant Agreement executed by the Borrower contemporaneously with this Agreement. The Borrower shall deliver additional Revocable Warrants of like tenor in the amount of 1 share for every ten ($10.00) dollars of additional drawdowns on the Loan in excess of the initial $3,000,000.00 Advance. These Revocable Warrants shall be exercisable, if not previously revoked, after March 15, 2006 until five (5) years after the Closing Date at an exercise price of $0.75 share.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement, the Borrower represents and warrants to the Lender that:

Section 4.1    Existence.

(a)    The Borrower is a corporation duly organized, legally existing and in good standing under the laws of its state of incorporation (Nevada) and is duly qualified as a foreign corporation in Texas and all other jurisdictions wherein the property it owns or the business it transacts make such qualification necessary and the failure to so qualify would have a Material Adverse Effect.

(b)    NGS Delaware is a corporation duly organized, legally existing and in good standing under the laws of its state of incorporation (Delaware) and is duly qualified as foreign corporation in all other jurisdictions wherein the property it owns or the business it transacts make such qualification necessary and the failure to so qualify would have a Material Adverse Effect.

(c)    NGS Sub is a corporation duly organized, legally existing and in good standing under the laws of its state of incorporation (Delaware) and is duly qualified as a foreign corporation in Louisiana and all other jurisdictions wherein the property it owns or the business it transacts make such qualification necessary and the failure to so qualify would have a Material Adverse Effect.

NGS/Prospect Loan Agreement

(d)    Four Star is a corporation duly organized, legally existing and in good standing under the laws of its state of incorporation (Louisiana) and is duly qualified as a foreign corporation in all other jurisdictions wherein the property it owns or the business it transacts make such qualification necessary and the failure to so qualify would have a Material Adverse Effect.

(e)    Arkla is a limited liability company duly organized, legally existing and in good standing under the laws of its state of organization (Louisiana) and is duly qualified as a foreign limited liability company in all other jurisdictions wherein the property it owns or the business it transacts make such qualification necessary and the failure to so qualify would have a Material Adverse Effect .

Section 4.2    Names, Numbers and Offices.

(a)    The Borrower is not currently doing business under any name (including trade names) other than the name of the Borrower set forth above, except for its pre-merger name Reality Interactive, Inc., until May 26, 2004. The Borrower’s Subsidiaries do business only under their names, or the name of the Borrower, as provided in this Agreement.

(b)    The secretary of state registration number and locations of its state of incorporation and chief executive office of each Company signing the Collateral Documents are accurately set forth in the Collateral Documents.

(c)    The Borrower’s chief executive office has been located in the State of Texas since June 2004.

Section 4.3    Power and Authorization. Each Company is duly authorized and empowered to execute, deliver and perform this Agreement, the Note and the Collateral Documents and the Warrants executed by it. All corporate action on the part of each Company (including all shareholder action) requisite for the due creation and execution of the Loan and this Agreement, the Note and Collateral Documents and the Warrants have been duly and effectively taken.

Section 4.4    Review of Documents; Binding Obligations. Each Company has reviewed this Agreement, the Note and the Collateral Documents and the Warrants with counsel for such Company and has had the opportunity to discuss the provisions thereof with the Lender prior to execution. This Agreement, the Note and the Collateral Documents and the Warrants constitute valid and binding obligations of each Company, which is a party thereto enforceable in accordance with their terms (except that enforcement may be subject to any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights). Each Company further represents and warrants that it is in compliance with all of the affirmative and negative covenants contained in this Agreement and the Collateral Documents.

Section 4.5    No Legal Bar or Resultant Lien. This Agreement, the Note and the Collateral Documents and the Warrants do not and will not violate any provisions of any Company’s articles of incorporation or bylaws, will not violate any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which any Company is subject (except as would not have a Material Adverse Effect), and will not result in the creation or imposition of any Lien upon any property of any Company other than as contemplated by this Agreement.

NGS/Prospect Loan Agreement

Section 4.6    No Consent. The Companies’ execution, delivery and performance of this Agreement, the Note and the Collateral Documents and the Warrants do not require the consent or approval of any other Person, including without limitation any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof.

Section 4.7    Financial Condition. All financial statements of the Borrower and any Affiliates delivered to Lender have been submitted in good faith and fairly and accurately present the financial condition of the parties for whom such statements are submitted and the financial statements of the Borrower and any Affiliates have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, and there are no contingent liabilities not disclosed thereby which would adversely affect the financial condition of Borrower or any Affiliates. Since the close of the period covered by the latest financial statement delivered to Lender with respect to Borrower and any Affiliates, there has been no material adverse change in the assets, liabilities, or financial condition of Borrower or any Affiliates not disclosed thereby. The Borrower has filed in a timely manner all reports required to be filed with the Securities and Exchange Commission since June 2004, and all such filings made by the Borrower with the Securities and Exchange Commission since June 1, 2004, complied at the time of filing in all material respects with the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, as applicable, in each case as in effect on the dates such filings were made.

Section 4.8    Taxes and Governmental Charges. The Companies have filed all tax returns and reports required to be filed and have paid all taxes, assessments, fees and other governmental charges levied upon them or upon their property or income which are due and payable, including interest and penalties, or have filed an extension for payment thereof, or is contesting the same in good faith by appropriate proceedings and has provided adequate reserves for the payment thereof (including penalties and interest), except that certain tax returns for years ending prior to the merger of Reality Interactive into the Borrower have not been filed. All such tax returns and reports accurately reflect in all material respects the taxes for the Companies for the periods covered thereby. There are no material taxes owing for years ending prior to the merger of Reality Interactive, Inc. into the Borrower. No audit of any governmental authority is pending or, to the knowledge of the Borrower, threatened, and the results of any completed audits are properly reflected in the financial statements of the Companies.

Section 4.9    Defaults. The Companies are not in default under any indenture, mortgage, deed of trust, agreement or other instrument to which such Company is a party or by which it or any of its property is bound.

Section 4.10    Liabilities and Litigation. Except for liabilities incurred in the normal course of business, the Borrower and its Restricted Subsidiaries have no material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed in the most recent financial statements furnished to the Lender, which, if not paid, would have a Material Adverse Effect. Except as disclosed in the most recent financial statements furnished to the Lender, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of Borrower, threatened against or affecting the Borrower or its Restricted Subsidiaries, or any of the assets owned or used by any Company, which involves the possibility of any judgment or liability not fully covered by insurance which if adversely determined would have a Material Adverse Effect. Without limiting the foregoing, on the Closing Date there is no litigation, legal or administrative proceeding, investigation or other action pending or, to the knowledge of Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary involving non-compliance by the Borrower or any Restricted Subsidiary or its respective properties with any Applicable Environmental Laws (as defined in Section 4.17).

NGS/Prospect Loan Agreement

Section 4.11    Margin Stock. None of the Loan proceeds will be used for the purpose of, and the Borrower is not engaged in the business of extending credit for the purpose of, purchasing or carrying any “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulation U. The Borrower is not engaged principally, or as one of the Borrower’s important activities, in the business of extending credit for the purpose of purchasing or carrying margin stocks. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause this Agreement to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

Section 4.12    Utility or Investment Company. No Company is engaged in the generation, transmission, or distribution and sale of electric power; operation of a local distribution system for the sale of natural or other gas for domestic, commercial, industrial, or other use; ownership or operation of a pipeline for the regulated transmission or sale of natural or other gas, crude oil or petroleum products (except for ownership of interests in gathering line systems); provision of telephone or telegraph service to others; production, transmission, or distribution and sale of steam or water; operation of a railroad; or provision of sewer service to others; or any other activity which cause such Company to be subject to regulation as a utility. The Borrower is not an “investment company” within the meaning of the Investment Company Act of l940, as amended.

Section 4.13    Compliance with the Law. Each Company (i) is not in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which such Company or any of its property is subject; and (ii) has not failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of its property or the conduct of its business; in each case, which violation or failure is reasonably anticipated would have a Material Adverse Effect.

NGS/Prospect Loan Agreement

Section 4.14    ERISA. The Borrower is in compliance in all material respects with the applicable provisions of ERISA, and no “reportable event”, as such term is defined in Section 4043 of ERISA, has occurred with respect to any Plan of the Borrower.

Section 4.15    Other Information. All factual information prepared by the Company and given to the Lender by the Borrower pursuant to this Agreement and in connection with the Borrower’s application for the Loan and the Lender’s commitment letter are accurate and correct in all material respects. All financial projections given to the Lender were prepared in good faith based on facts and circumstances existing at the time of preparation and were believed by the Borrower to be accurate in all material respects. No factual information furnished by the Borrower to the Lender in connection with the negotiation of this Agreement contains any material misstatement of fact or fails to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

Section 4.16    Title to Collateral.

(a)    Each Company has good and marketable title to its Collateral, and the Collateral Documents create legal, valid and perfected Liens on the Collateral, free of all Liens except those permitted by this Agreement in Section 6.2.

(b)    NGS Sub has, in all material respects with respect to its Collateral, the working interests and net revenue interests therein as set forth on Exhibit A to the Mortgage granted to Lender, as reduced by the interest assigned to James Jones in Subsection 4.16 (d) below. Without limiting the foregoing sentence, all of the proved reserves (whether producing or not, and whether proved developed or proved undeveloped) included in the reserve reports covering NGS Sub’s properties in Richland and LaSalle Parishes, Louisiana (by W.D. Von Gonten & Co. dated September 15, 2004 and October 7, 2004, each effective as of July 1, 2004) are encumbered Collateral in favor of the Lender properly described in the Collateral Documents. Except as otherwise specifically disclosed to the Lender in writing with respect to any particular part of NGS Sub’s properties, (i) NGS Sub is not obligated, whether by virtue of any payment under any contract providing for the sale by such Company of hydrocarbons which contains a “take or pay” clause or under any similar arrangement or by virtue of any production payment or otherwise, to deliver hydrocarbons produced or to be produced from NGS Sub’s properties at any time after the Closing Date without then or thereafter receiving full payment therefor, except for Permitted Hedge Agreements; (ii) none of NGS Sub’s properties is subject to any contractual or other arrangement whereby payment for production is to be deferred for a substantial period after the month in which such production is delivered; (iii) none of NGS Sub’s properties is subject to an arrangement or agreement under which any purchaser or other Person is currently entitled to “make-up” or otherwise receive material deliveries of hydrocarbons at any time after the Closing Date without paying at such time the full contract price therefor; and (iv) no Person is currently entitled to receive any material portion of the interest of NGS Sub in any hydrocarbons or to receive cash or other payments from NGS Sub to “balance” any disproportionate allocation of hydrocarbons under any operating agreement, cash balancing and storage agreement, gas processing or dehydration agreement, or other similar agreements. For purposes of this paragraph, “material” shall mean ten thousand ($10,000.00) dollars (or more) or an amount of property with an equivalent value.

NGS/Prospect Loan Agreement

(c)    As of the Closing Date, none of the Collateral is subject to any calls on production of hydrocarbons or any gathering or transportation dedications or commitments of any kind.

(d)    As of the Closing Date, none of the Collateral is subject to any contractual commitment, right or option for any Person to acquire any working interest, revenue right, royalty or other interest therein, except that the Borrower’s contract superintendent, James Jones, is entitled (as a fee for originating the transaction, conducting the environmental assessment without cash charge and overseeing the daily field operations) to be assigned a 5% working interest, proportionately reduced to NGS Sub’s purchased interest, in both the Tullos I and the Tullos II properties, after payout of NGS Sub’s purchase costs and capital expenditures.

(e)    As of the Closing Date, the Borrower itself owns no material assets other than the stock of NGS Delaware, and cash and short-term investments. As of the Closing Date, NGS Delaware owns no assets other than the stock of NGS Sub, miscellaneous office furniture and equipment.

(f)    As of the Closing Date, Verdisys, Inc. does not own or have any entitlement to acquire from any Company any net profits or other future or contingent interest in any of the Collateral.

Section 4.17    Environmental Matters. No friable asbestos, or any substance containing asbestos deemed hazardous by federal or state regulations on the date of this Agreement, has been installed in any Collateral constituting immovable property. where the installation could be expected to have a Material Adverse Effect. Such immovable property and the Companies are not in violation of or subject to any existing, pending, or, to the Borrower’s knowledge threatened investigation or inquiry by any governmental authority or to any remedial obligations under any applicable laws pertaining to health or the environment (hereinafter sometimes collectively called “Applicable Environmental Laws”), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, hereinafter called “CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended, hereinafter called “RCRA”), except where the failure to do so would not have a Material Adverse Effect, and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to such property and known to the Borrower, except where the failure to do so would not have a Material Adverse Effect. No hazardous substances or solid wastes have been disposed of or otherwise released on or to such property, except where the existence would not have a Material Adverse Effect. The terms “hazardous substance” and “release” as used in this Agreement shall have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) shall have the meanings specified in RCRA; provided, in the event that the laws of any applicable state establish a meaning for “hazardous substance,” “release,” “solid waste,” or “disposal” which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

NGS/Prospect Loan Agreement

Section 4.18    Governmental Requirements. Any Collateral constituting immovable property is in compliance with all current governmental requirements affecting such property, including, without limitation, all current coastal zone protection, zoning and land use regulations, building codes and all restrictions and requirements imposed by applicable governmental authorities with respect to the construction of any improvements on such property and the contemplated use of such property, except where the failure to do so would not have a Material Adverse Effect.

Section 4.19    Contracts. The Contracts when considered as a whole do not materially affect the rights, benefits or security of the Lender under the Collateral Documents and the Contracts do not contain any provision which would prevent in all material respects the Lender’s practical realization of the benefits of the Collateral Documents as to the Collateral. After giving effect to the Contracts, the net revenue interests of each Company in the Collateral are not less than those set forth in the Collateral Documents.

Section 4.20    Affiliates.

(a)    On the Closing Date, the Borrower has no Subsidiaries, directly or indirectly, other than NGS Delaware, NGS Sub, Arkla, and Four Star. On the Closing Date, none of the Companies has an ownership (direct or beneficial) interest in any Person (whether stock, partnership interest, membership interest or otherwise) other than as stated in the preceding sentence. The Borrower directly or indirectly owns and controls 100% of the ownership and voting rights in NGS Delaware, NGS Sub, Arkla and Four Star. The Borrower has furnished to the Lender true, accurate and complete copies of the organizational documents (articles of incorporation, bylaws, or operating agreement, as applicable) of the Companies.

(b)    None of the Collateral is owned by, or has record title to it in the name of, another Person other than Borrower or NGS Sub, and as to the life insurance, Herlin.

Section 4.21    Debt and Preferred Stock.

(a)    On the Closing Date, the Borrower has no material Debt for borrowed money from any Person (other than this new Loan), except for Debt listed on Schedule 4.21. There are no filed or perfected (i) mortgages, (ii) security interests or (iii) other Liens securing any of the Debt listed on Schedule 4.21.

(b)    On the Closing Date, the Borrower has no preferred stock issued or outstanding.

Section 4.22    Patriot Act. To the extent applicable, each Company is in compliance, in all material respects, with the (i) federal Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Federal Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of any Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for office or any one use acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

NGS/Prospect Loan Agreement

ARTICLE 5

AFFIRMATIVE COVENANTS

Unless the Lender’s prior written consent to the contrary is obtained, the Borrower will at all times comply with the covenants contained in this Article 5 (including, where applicable without the necessity of expressly so stating in each instance, causing its Restricted Subsidiaries to comply with such covenant), from the date hereof and for so long as any part of the Indebtedness is outstanding.

Section 5.1    Performance of Obligations. The Borrower will repay the Indebtedness according to the terms of the Note and this Agreement. Each Company will do and perform every act required of it by this Agreement, the Note or in the Collateral Documents and the Warrants at the time or times and in the manner specified.

Section 5.2    Financial Statements and Reports. The Borrower will furnish or cause to be furnished to the Lender from time to time:

(a)	Borrower’s Annual Reports - (i) upon filing with the SEC, copies of the Borrower’s Annual Report on Form 10KSB or, (ii) if Borrower is no longer required to file such reports, within 90 days after the close of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower as of the end of such year, the audited consolidated statement of income of the Borrower for such year, the audited consolidated statement of shareholder equity of the Borrower for such year, and the audited consolidated statement of cash flow of Borrower for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by a report of the Borrower’s independent certified public accountants which accountants shall be reasonably acceptable to Lender (it being agreed that Borrower’s existing accountants and any subsequent firm registered with the public company accounting oversight board are acceptable to Lender).

(b)	Borrower’s Quarterly Reports - (i) upon filing with the SEC, copies of the Borrower’s Quarterly Report on Form 10QSB or, (ii) if Borrower is no longer required to file such reports, within 45 days after the end of each quarter (other than the fourth fiscal quarter), the unaudited consolidated balance sheet of the Borrower as of the end of such quarter, the unaudited consolidated statement of income of the Borrower for the period from the beginning of the fiscal year to the close of such fiscal quarter, the unaudited consolidated statement of shareholder equity of the Borrower for the period from the beginning of the fiscal year to the close of such fiscal quarter, and the unaudited consolidated statement of cash flow of Borrower for such fiscal quarter and for the period from the beginning of the fiscal year to the close of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year (and showing without limitation any over or under produced imbalances of production). Such internally prepared quarterly reports at the end of each fiscal quarter shall be accompanied by the certificates of compliance required by Section 5.3.

NGS/Prospect Loan Agreement

(c)	Annual Engineering Report -as soon as available and in any event within 60 days following the end of each fiscal year commencing 2005, an annual independent third party engineering report covering the Borrowing Base / Collateral properties, with an effective date no earlier than 60 days preceding, in form and substance reasonably acceptable to the Lender prepared by the independent petroleum engineering firm utilized by the Borrower for its SEC filings and reasonably acceptable to the Lender (it being agreed that the firm used by the Borrower for the last such report is acceptable to Lender). Without limiting the foregoing sentence, such report shall include a discussion of assumptions as to engineering, pricing (which shall be consistent with the pricing described in the definition of Borrowing Base) and expenses, and an economic evaluation together with the reserve value of each well of each property in the Borrowing Base, and further categorized as Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, or Proved Undeveloped Reserves.

(d)	Quarterly Reports - within 45 days after the end of each fiscal quarter, a quarterly production tracking report pertaining to the Borrowing Base properties on a field basis or on a well-by-well basis for new wells drilled, in form reasonably acceptable to the Lender, including production volumes and revenue and expense statements.

(e)	Periodic Title Information - periodically as available and in any event no later than the date for the delivery of the annual independent engineering report, copies of drill site title opinions or division order title opinions covering newly drilled wells included in the Collateral that are not covered by title opinions previously delivered to the Lender (i.e., wells drilled within the preceding year); and in addition promptly upon the Lender’s request, detailed information concerning any and all requirements or exceptions set forth in any title opinions concerning any of the Collateral.

(f)	Environmental - (I) promptly upon receipt thereof, documentation in its possession pertaining to any fines levied during the prior year against the Borrower, or to the extent known and available to the Borrower against an operator of any Collateral, for non-compliance with all applicable federal, state and local environmental laws and regulations; and (II) promptly upon learning thereof, notice of Borrower’s acquisition of actual knowledge of the presence of any hazardous materials or solid waste (as defined elsewhere in this Agreement) on or under any Collateral; except in each case, however, where the results of which would not have a Material Adverse Effect.

NGS/Prospect Loan Agreement

(g)	Notices - when required by the terms thereof, the notices required under Section 5.11.

(h)	Audit Reports - promptly upon receipt thereof, one copy of each report submitted to the Borrower by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower.

(i)	Insurance Report - within 30 days after the end of each fiscal year of the Borrower, an annual insurance coverage report detailing Borrower’s insurance program.

(j)	S.E.C. Reports - promptly notify Lender, upon such information becoming publicly available, (i) that periodic or special reports, schedules and other material have been filed with or delivered to the Securities and Exchange Commission (or any other governmental authority succeeding to the functions thereof) by the Borrower and (ii) material public news releases and annual reports relating to the Borrower (provided that in no event shall the failure of the Borrower to provide the Lender with notice of the public filing of a report in and of itself constitute an Event of Default).

(k)	Hedging Agreements - promptly after entering into such contract if requested by the Lender but in any event on a quarterly basis, a list of all Hedging Agreements of the Borrower and its Subsidiaries describing the material terms thereof made pursuant to the Hedging Program or otherwise.

(l)	Budgets and Other Information - for informational purposes only, promptly after adoption thereof, all regular budgets, and upon the request of the Lender, such other financial, technical or other information regarding the business and affairs and financial condition of the Borrower as the Lender may reasonably request.

All balance sheets and other financial reports referred to above shall be in such detail as the Lender may reasonably request and shall conform to the standards described in Section 1.3.

Section 5.3    Certificate of Compliance.

(a)     So long as not contrary to the then current rules, regulations or recommendations of the American Institute of Certified Public Accountants or similar body or to any internal policy of the Borrower’s independent certified public accountants, concurrently with the furnishing of the annual financial statements described above, the Borrower will cause to be furnished to the Lender a certificate from the independent certified public accountants for the Borrower stating that in the ordinary course of their audit of the Borrower, insofar as it relates to accounting matters, their audit has not disclosed the existence of any condition which constitutes a Default, or if their audit has disclosed the existence of any such condition, specifying the nature, period of existence and status thereof; provided, however, that the independent certified public accountants shall not be liable to the Lender for their failure to discover a Default.

NGS/Prospect Loan Agreement

(b)    Concurrently with the furnishing of the annual and quarterly financial statements described above, the Borrower will furnish to the Lender a certificate signed by the principal financial officer of the Borrower, stating either that no Default occurred during such quarter (or if it did but no longer exists, the nature and duration thereof) and that no Default then exists, or if a Default exists, the nature, period of existence and status thereof, and specifically setting forth the calculations showing the Borrower’s compliance with the financial covenants in Section 5.15.

Section 5.4    Taxes and Other Liens. Each Company will file all tax returns and reports required to be filed and pay (or cause to be paid) and discharge promptly when due, or alternatively have filed an extension for payment thereof, all taxes, assessments and governmental charges or levies imposed upon it or upon income or upon any of its property (including production, severance, windfall profit, excise and other taxes assessed against or measured by the production of, or the value or proceeds of production of, the Collateral) as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a material Lien upon any or all of its property; provided, however, such Company shall not be required to pay or cause to be paid any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted and if the contesting party shall have set up reserves therefor adequate under generally accepted accounting principles (provided that such reserves may be set up under generally accepted accounting principles) and so long as the payment of same is not a condition to be met in order to maintain an oil, gas or mineral lease in force. Notwithstanding the foregoing the Lender agrees and acknowledges that the tax returns for the Borrower for certain prior years have not yet been filed, as set forth in Section 4.8.

Section 5.5    Maintenance and Compliance. The Borrower will, and will cause each Restricted Subsidiary to, (i) maintain its corporate or partnership existence and rights and its current business operations; (ii) observe and comply (to the extent necessary so that any failure will not materially and adversely affect the business of such Person) with all valid existing and future laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, certificates, franchises, permits, licenses, authorizations, directions and requirements (including without limitation applicable statutes, regulations, orders and restrictions relating to environmental standards or controls or to energy regulations) of all federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers, domestic or foreign; and (iii) maintain its properties (and any property leased by or consigned to it or held under title retention or conditional sales contracts) in generally good and workable condition at all times and make all repairs, replacements, additions, betterments and improvements to its properties to the extent necessary; in each case however, except where the failure of which would not cause a Material Adverse Effect.

NGS/Prospect Loan Agreement

Section 5.6    Further Assurances. Each Company at its expense will promptly (and in no event later than 30 days after written notice from the Lender is received) cure any defects, errors or omissions in the creation, execution, delivery or contents of this Agreement, the Note or the Collateral Documents, and execute and deliver (or cause to be executed and delivered) to the Lender upon Lender’s reasonable request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Companies in this Agreement, the Note or in the Collateral Documents and the Warrants or to further evidence and more fully describe the Collateral (including without limitation any renewals, additions, substitutions, replacements or accessions to the Collateral), or to correct any omissions in the Collateral Documents and the Warrants, or more fully state the security obligations set out herein or in any of the Collateral Documents, or to perfect, protect or preserve any Liens and the priority thereof created pursuant to any of the Collateral Documents, or to make any recordings, to file any notices, or obtain any consents as may be necessary or appropriate in connection with the transactions contemplated by this Agreement.

Section 5.7    Reimbursement of Expenses. The Borrower will pay all reasonable legal fees and expenses incurred by the Lender in connection with the preparation or administration of this Agreement, the Note and the Collateral Documents, the Warrants and the Revocable Warrants. Legal fees through January 28, 2005, in connection with preparation of the documents will not exceed $45,000.00. Borrower acknowledges that additional post closing legal work regarding legal opinions and title opinions for the initial Loan Advance remains to be done, which legal fees for such work will not exceed $6,000.00, provided such matters are completed by January 31. Future legal work in connection with other post closing items (such as the life insurance pledge) or the administration of the Loan, future Defaults, added Collateral or otherwise are not covered by the preceding two sentences. Solely upon and during the continuance of an Event of Default, the Borrower will, upon request promptly reimburse the Lender for all amounts expended, advanced or incurred by the Lender to satisfy any obligation of any Company under this Agreement, or to protect the property or business of any Company or to collect the Indebtedness, or to enforce the rights of the Lender under this Agreement or the Note or the Collateral Documents or the Warrants, which amounts will include all court costs, reasonable attorneys’ fees and expenses, fees and expenses of engineers, auditors and accountants, travel expenses and investigation expenses reasonably incurred by the Lender in connection with any such matters, together with interest at the Default Rate on each such amount from the date that the same paid by the Lender (and after written notification to Borrower for request of payment) until the date of reimbursement to the Lender. The Borrower also agrees to pay, and to hold the Lender harmless from any failure or delay in paying, all recording taxes, documentary stamp taxes or other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement, the Note, the Collateral Documents, or any modification or supplement thereof or thereto.

Section 5.8    Insurance. Each Company will maintain with financially sound and reputable insurers, insurance with respect to its properties and businesses against such liabilities, casualties, risks and contingencies and in such types and amounts as are customary in accordance with standard industry practice or as more specifically provided in the Collateral Documents. Upon request of the Lender, the Borrower will furnish the Lender original certificates of insurance and/or copies of the applicable policies.

NGS/Prospect Loan Agreement

Section 5.9    Accounts and Records. The Borrower will keep books of record and accounts in which true and correct entries will be made as to all material matters of all dealings or transactions in relation to the Companies’ business and activities.

Section 5.10    Right of Inspection. The Borrower will permit any officer, employee or agent of the Lender at Lender’s sole risk and expense to visit and inspect any of the properties of the Companies, examine the books of record and accounts of the Companies, take copies and extracts therefrom, and discuss the affairs, finances and accounts of the Companies with the Borrower’s officers, accountants and auditors, and the Borrower will furnish information in its possession concerning the Collateral, including schedules of all internal and third party information identifying the Collateral (such as, for example, lease and well names and numbers assigned by the Borrower or the operator of any mineral properties, division orders and payment names and numbers assigned by purchasers of the hydrocarbons, and internal identification names and numbers used by the Borrower in accounting for revenues, costs and joint interest transactions attributable to the mineral properties), all on reasonable notice, at such reasonable times without hindrance or delay and as often as the Lender may reasonably desire, provided that such visit is not unreasonably burdensome on the Borrower. Notwithstanding the foregoing, such visits to Borrower’s office shall be limited to one per calendar month, so long as an Event of Default has not occurred and is not continuing. The Borrower will furnish to the Lender promptly upon request and in the form and content specified by the Lender lists of purchasers of hydrocarbons and other account debtors, schedules of equipment and other data concerning the Collateral as the Lender may from time to time specify.

Section 5.11    Notice of Certain Events.

(a)    The Borrower shall promptly notify the Lender if the Borrower learns of the occurrence of any event which constitutes a Default, together with a detailed statement by a responsible officer of the Borrower of the steps being taken to cure the effect of such Default.

(b)    The Borrower shall promptly notify the Lender of any change in location of any Company’s principal place of business or the office where it keeps its records concerning accounts and contract rights or a change in its name, state of organization, federal taxpayer identification number or organizational status.

(c)    The Borrower shall promptly notify the Lender of the arising of any litigation or dispute threatened against or affecting the Borrower or any Restricted Subsidiary which, if adversely determined, would have a Material Adverse Effect. So long as an Event of Default has occurred and is continuing, the Lender may (but shall not be obligated to), (i) without prior notice to Borrower, commence, appear in, or defend any action or proceeding purporting to affect the Loan, or the respective rights and obligations of Lender and Borrower pursuant to this Agreement, and (ii) pay all necessary expenses, including reasonable attorneys’ fees and expenses incurred in connection with such proceedings or actions, which Borrower agrees to repay to Lender upon demand.

(d)    The Borrower shall promptly notify the Lender of the occurrence of any material adverse change of which it becomes aware in the value of any oil or gas property which is included in the Borrowing Base, or from which any Company otherwise derives material revenue. Without limiting the foregoing, the Borrower shall promptly notify the Lender of any notice of default or cancellation from any lessor of any material mineral lease in the Collateral.

NGS/Prospect Loan Agreement

(e)    The Borrower shall promptly notify the Lender of the creation, incurrence, assumption, existence or filing of any material Lien on any Borrowing Base property now owned or hereafter acquired, except for Liens permitted under Section 6.2.

(f)    The Borrower shall promptly notify the Lender of each creation, acquisition, disposition, dissolution, merger or addition or removal of any Subsidiary (whether Restricted Subsidiary or Unrestricted Subsidiary).

(g)    The Borrower shall promptly notify the Lender of the execution of each employment contract with any officer of the Borrower, and shall provide the Lender with a complete copy thereof.

The foregoing requirements of notice shall not be construed to imply permission or consent by the Lender as to such events or to waive any representations, covenants and defaults set forth in this Agreement.

Section 5.12    ERISA Information and Compliance. The Borrower will promptly furnish to the Lender (i) promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual and other report with respect to each Plan or any trust created by the Borrower, and (ii) promptly upon becoming aware of the occurrence of any “reportable event,” as such term is defined in Section 4043 of ERISA, or of any “prohibited transaction,” as such term is defined in Section 4975 of the Code, in connection with any Plan or any trust created by the Borrower, a written notice signed by the president or the principal financial officer of the Borrower specifying the nature thereof, what action the Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto. The Borrower will comply with all of the applicable funding and other requirements of ERISA as such requirements relate to the Plans of the Borrower.

Section 5.13    Indemnification.

(a)    The Borrower will indemnify the Lender and hold the Lender harmless from claims of brokers with whom the Borrower has contracted in the execution hereof or the consummation of the transactions contemplated hereby. The Lender will indemnify the Borrower and hold the Borrower harmless from claims of brokers with whom the Lender has contracted in connection with the transactions contemplated hereby.

(b)    The Borrower will indemnify the Lender and hold the Lender harmless from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses of whatever kind or nature which may be imposed on, incurred by or asserted at any time against the Lender in any way relating to, or arising in connection with, the use or occupancy of any of the Collateral as a result of any breach of any representation, warranty or covenant by Borrower or any Restricted Subsidiary under the terms of this Agreement or the Collateral Documents.

NGS/Prospect Loan Agreement

Section 5.14    Environmental Indemnity. The Borrower shall defend, indemnify and hold Lender and its directors, officers, agents and employees harmless from and against all claims, demands, causes of action, liabilities, losses, costs and expenses (including, without limitation, costs of suit, reasonable attorneys’ fees and fees of expert witnesses) arising from or in connection with (i) the presence on or under all Collateral constituting real (immovable) property of any hazardous substances or solid wastes (as defined elsewhere in this Agreement), or any releases or discharges of any hazardous substances or solid wastes on, under or from such property, or (ii) any activity carried on or undertaken on or off such property, whether prior to or during the term of this Agreement, and whether by Borrower or its Subsidiary or any predecessor in title or any officers, employees, agents, contractors or subcontractors of Borrower or any Subsidiary or any predecessor in title, or any third persons at any time occupying or present on such property, in connection with the handling, use, generation, manufacture, treatment, removal, storage, decontamination, clean-up, transport or disposal of any hazardous substances or solid wastes at any time located or present on or under such property. The foregoing indemnity shall further apply to any residual contamination on or under such property, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such hazardous substances or solid wastes, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances. Without prejudice to the survival of any other agreements of the Borrower hereunder, the provisions of this Section shall survive the final payment of all Indebtedness and the termination of this Agreement and shall continue thereafter in full force and effect.

Section 5.15    Financial Covenants. The Borrower shall comply with the following financial covenants (determined in accordance with Section 1.3 and on a consolidated basis with its Restricted Subsidiaries), except as specifically stated otherwise:

(a)	Minimum Collateral Ratio. The Borrower and its Restricted Subsidiaries, on a consolidated basis, shall maintain a ratio of the Borrowing Base to Total Debt of not less than 1.50 to 1.00 as of the date of each quarterly report of the Borrower.

(b)	Minimum EBITDA to Interest Expense. The Borrower and its Restricted Subsidiaries, on a consolidated basis, shall maintain a ratio of EBITDA for the most recently completed fiscal quarter to Interest Expense on Total Debt during such quarter of not less than 2.00 to 1.00 (the “Interest Coverage Ratio”) as of the date of each quarterly report of the Borrower, commencing with the report for the quarter ended September 30, 2005.

Notwithstanding the foregoing, in the event that the Interest Coverage Ratio is not met for any fiscal quarter, the Borrower shall not be deemed to be in breach of Section 5.15(b) if the Interest Coverage Ratio is met for the three month period ended as of the end of the first month immediately following the end of such fiscal quarter.

NGS/Prospect Loan Agreement

Section 5.16    DSR Account.

(a)    The Borrower shall establish on the Closing Date and thereafter maintain a debt service reserve account (the “DSR Account”) at AmSouth Bank or at such bank or other financial institution reasonably satisfactory to the Lender, which shall be under the control of the Lender and subject to access and withdrawal by the Lender only in accordance with the terms of this Agreement. The Borrower shall fund the DSR Account on the Closing Date with an amount no less than 7.5% of the Initial Advance (i.e., if the initial Advance is $3,000,000.00, then $225,000.00). From the Closing Date through September 30, 2005, the Borrower shall maintain (and replenish as needed) at all times funds in the DSR Account equal to or exceeding 7.5% of the outstanding principal balance of the Loan at any time and from time to time; commencing on October 1, 2005, the Borrower shall maintain (and replenish as needed) at all times funds in the DSR Account equal to or exceeding five (5%) percent of the outstanding principal balance of the Loan at any time and from time to time. In the event that the DSR Account becomes under-funded, the Borrower shall within ten (10) days replenish the DSR Account to the required amount from any and all (i) free cash flow, defined as any operating cash flow net of required payments on the Loan, (ii) the proceeds from any offering of securities or other financing event by any of the Companies, and (iii) any sources of cash. Upon the occurrence of an Event of Default, the Lender, at its option, may withdraw funds from the DSR Account to pay any interest or principal of the Indebtedness then due.

(b)    The Borrower hereby grants to the Lender a continuing security interest in the DSR Account as security for the Indebtedness, and all funds, investment property and proceeds pertaining thereto.

(c)    Notwithstanding the terms of Section 5.16(a) above, if Borrower and its Subsidiaries, on a consolidated basis, have not achieved an EBITDA of at least $70,000.00 per month for two consecutive calendar months (the “DSR Test”), commencing with the two months ended April 30, 2005, then Borrower shall fund the DSR Account with a total amount not less than fourteen (14%) percent (the “DSR Penalty Rate”) of the outstanding principal balance of the Loan no later than the forty fifth (45th) day following the end of the two month period where the DSR Test was applied. The DSR Penalty Rate shall thereafter remain in effect until Borrower achieves the DSR Test, at which point the terms (7.5% or 5%) described in Section 5.16(a) above shall apply; provided, however, that if Borrower meets the DSR Test for April 2005, but not March 2005, the Borrower shall be allowed the month of May 2005 to meet the DSR Test before the DSR Penalty Rate shall apply. Once the DSR Test has been met by the Borrower, the DSR Test shall not apply to any future periods and this Section 5.16(c) shall no longer apply. For clarification, if on June 14, 2005, the Borrower determines that it has not passed the DSR Test for the months of March and April 2005, then Borrower shall increase the amount in the DSR Account from 7.5% to the DSR Penalty Rate (14%) until the Borrower meets the DSR Test. If the Borrower has $70,000.00 of EBITDA for the month of April 2005, then the DSR Penalty shall not apply unless Borrower fails to have $70,000.00 of EBITDA for May 2005.

Section 5.17    Life Insurance. The Borrower shall cause the life insurance required by Section 3.1(ii) to be issued and a first priority Lien thereon to be perfected in favor of Lender on or before April 30, 2005. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, the Borrower shall not be deemed to be in breach of this Section 5.17 covenant and its obligation to obtain such life insurance shall be permanently waived if both (i) such life insurance is denied by at least three providers as a result of the un-insurability of Herlin and (ii) on or before April 30, 2005, the Borrower has entered into an employment agreement with an individual reasonably acceptable to the Lender to serve as the Borrower’s full time Vice President of Operations.

NGS/Prospect Loan Agreement

Section 5.18    Hedging Program. The Borrower shall implement a Hedging Program as described below no later than February 28, 2005, and maintain such Hedging Program until the later of (i) the Maturity Date and (ii) the date at which Lender has been repaid in full including all Interest Expense, fees and Prepayment Premiums, if any, associated with the Loan. The Hedging Program will encompass the purchase of swaps, costless collars or comparable hedging instruments that have the effect of eliminating pricing risk on fifty (50%) percent of Net Production for at least a two year period from the implementation of that Hedging Program. Borrower will review and update the Hedging Program on at least a monthly such that the Hedging Program continues to address two years of forward production. The Hedging Program shall at all times be subject to the Lender’s approval, which approval will not be unreasonably withheld.

Section 5.19    Future Collateral.

(a)    The Lender shall have the right to receive a first priority mortgage, security interest or assignment in the case where Borrower or any Subsidiary acquires new assets with Advances under the Loan, as provided in Section 3.1, subject to the provisions of Section 2.12.

(b)    The Lender shall have the right to receive a guaranty from each newly acquired or created Restricted Subsidiary, as provided in Section 3.1.

Section 5.20    Post Closing Obligations.

(a)    The Borrower will furnish the Lender with updated Limited Title Opinions on or before ten (10) Business Days after the Closing Date on the Collateral, updating title through and confirming the recordation of the Lender’s Mortgage and confirming the absence of other mortgages, liens or judgments affecting title to the Collateral.

(b)    The Borrower agrees to use commercially reasonable efforts to obtain an amendment to the Act of Sale and Assignment dated September 2, 2004, to NGS Sub of the Tullos I property as required by the Limited Title Opinion pertaining thereto.

(c)    The Borrower will cause an amendment to the Articles of Organization of Arkla to be executed and filed with the Louisiana Secretary of State providing that the membership interest in Arkla is uncertificated, on or before ten (10) Business Days after the Closing Date.

(d)    Concurrently with the filing of the Collateral Documents, the Borrower shall obtain and record in Winn Parish a certified copy of the assignment of interest in the oil, gas and mineral leases and conveyance of movable property dated June 21, 1990, by LTF Limited Partnership to Chadco, Inc., as required by the Preliminary Limited Title Opinion pertaining to Tullos II.

NGS/Prospect Loan Agreement

(e)    The Borrower agrees to use commercially appropriate efforts to obtain the consents to assignment from any lessor of oil and gas leases requiring same in the Collateral, in those instances where the Borrower and the Lender mutually agree such consent should be sought, including without limitation the consent of Annadarko Land Corp. under the Oil and Gas Lease dated February 1, 2003, pertaining to Tullos II.

(f)    The Borrower will execute and record a supplemental mortgage encumbering the mineral leases underlying the additional eleven (11) wells purchased by the Borrower as part of the Tullos II acquisition, on or before February 28, 2005.

ARTICLE 6

NEGATIVE COVENANTS

Unless the Lender’s prior written consent to the contrary is obtained, the Borrower will at all times comply with the covenants contained in this Article 6 (including, where applicable without the necessity of expressly so stating in each instance, causing its Restricted Subsidiaries to comply with such covenants), from the date hereof and for so long as any part of the Indebtedness is outstanding.

Section 6.1    Debts, Guaranties and Other Obligations. Borrower will not, and will not allow or suffer any Restricted Subsidiary to, incur, create, assume, guaranty or in any manner become or be liable in respect of any Debt direct or contingent, except for:

(a)	The Indebtedness to the Lender.

(b)	Future Senior Debt incurred pursuant to Section 2.12.

(b)	Endorsements of negotiable instruments for deposit or collection, from time to time incurred in the ordinary course of business.

(c)	Debt under operating agreements, unitization and pooling agreements and orders, farmout agreements and gas balancing agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into in the ordinary course of business.

(d)	Taxes, assessments or other government charges, if such reserve as shall be required by generally accepted accounting principles shall have been made therefor.

NGS/Prospect Loan Agreement

(e)	Hedging Obligations incurred in the ordinary course of business under Permitted Hedge Agreements and under the approved Hedging Program.

(f)	Debt in existence as of the Closing Date described in Section 4.21.

(g)	Debt by any Restricted Subsidiary to any other Restricted Subsidiary or to the Borrower or from Borrower to any Restricted Subsidiary; provided, all such Debt shall be evidenced by promissory notes copies of which are made available to Lender.

(h)	Debt constituting (x) purchase money obligations in an aggregate amount not to exceed ten million ($10,000,000.00) dollars outstanding at any time (but exclusive of Future Senior Debt, which is otherwise permitted by paragraph (b) above) and (ii) capital lease obligations in an aggregate amount not to exceed one million ($1,000,000.00) dollars outstanding at any time; provided, that such Debt shall be secured only by the asset acquired in connection with the incurrence of such Debt, shall in each incurrence constitute not more than ninety (90%) percent of the aggregate consideration paid with respect to such asset and shall be incurred prior to or within ten (10) days after the acquisition of such asset.

(i)	Debt, including without limitation redeemable preferred stock) which is subordinated in right of payment to the Loan and evidenced as such by a written instrument containing commercially reasonable subordination provisions.

(j)	Guaranties by Restricted Subsidiaries of Debt of the Borrower or any Restricted Subsidiary if the Debt so guaranteed is permitted to be incurred under this Agreement.

(k)	Debt constituting reimbursement obligations to issuers of letters of credit secured by a pledge of cash or cash equivalents.

(l)	Obligations under volumetric production payments if the associated reserves are not Collateral.

NGS/Prospect Loan Agreement

(m)	Debt incurred to refinance the then outstanding aggregate principal amount of any Debt permitted under this Section 6.1 (including any additional Debt incurred to pay premiums and fees in connection therewith); provided that such refinancing Debt shall be in an aggregate principal amount not to exceed the then outstanding aggregate principal amount of such Debt to be refinanced plus any amount incurred to pay premiums and fees in connection therewith, shall have an average life no shorter than the Debt being so refinanced, and to the extent the Debt refinances Debt subordinated to the Indebtedness, such refinanced Debt is subordinated at least to the same extent.

Section 6.2    Liens. The Borrower will not, and will not allow or suffer any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its property now owned, except for:

(a)	Liens for taxes, assessments, or other governmental charges not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by generally accepted accounting principles shall have been made therefor.

(b)	Liens of landlords, vendors, carriers, warehousemen, mechanics, laborers and materialmen arising by law in the ordinary course of business for sums either not more than 90 days past due or being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by generally accepted accounting principles shall have been made therefor, and enforcement of such Lien is staged pending such contest.

(c)	Inchoate liens arising under ERISA to secure the contingent liability of the Borrower permitted by this Agreement.

(d)	The pledge of the Collateral and any other Liens in favor of the Lender to secure the Indebtedness of the Borrower to the Lender.

(e)	Minor imperfections of title or non-monetary Liens that do not materially impair the development, operation or value of property in its intended use or the title thereto and which are of a nature commonly existing with respect to properties of a similar character as the Collateral.

NGS/Prospect Loan Agreement

(f)	Royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and that are taken into account in computing the net revenue interests and working interests of the Company warranted in the Collateral Documents.

(g)	Operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business in the general area of such portion of such property, and that are entered into in the ordinary course of business in good faith.

(h)	Judgment Liens arising in the ordinary course of business (provided the claim is actively being contested in good faith and by appropriate proceedings) and which do not constitute an Event of Default under Section 8.1(j).

(i)	Liens with Lender’s prior written approval securing Permitted Hedge Agreements, not to be unreasonably withheld.

(j)	Liens securing permitted Future Senior Debt.

(k)	Reserved.

(l)	Liens on assets or entities acquired after the Closing Date, provided each such Lien (i) was in existence prior to such acquisition, (ii) was not created in contemplation of such acquisition, (iii) does not extend to any assets other than those acquired, and (iv) secures only the Debt that it secures on the date of such acquisition.

(m)	Liens on equipment and Liens securing capital lease obligations securing Debt permitted by Section 6.1(h), provided, that each such Lien is limited to such equipment so acquired and secures only the Debt incurred in connection with the acquisition of such equipment.

NGS/Prospect Loan Agreement

(n)	Liens on cash or cash equivalents securing reimbursement obligations in connection with letters of credit.

(o)	Liens pursuant to paragraph 8 of the Secured Promissory Note dated August 10, 2004, by the Borrower to Laird Q. Cagan, provided each such Lien (i) secures only the Debt in existence as of the Closing Date described in Section 4.21, and (ii) is not perfected or otherwise made effective as to third parties by any filings or recordings of mortgages, uniform commercial code financing statements or other collateral documents of any type. (For the avoidance of doubt, this paragraph (o) does not modify or negate the representation in Section 4.21(a) above).

The inclusion of this Section 6.2 shall not constitute in any way an acknowledgment by the Lender of the validity, legality, enforceability or binding effect on the Lender of such Liens, the sole purpose of this provision being to provide that the existence of any such permitted Liens shall not in and of itself constitute an Event of Default under this Agreement.

Section 6.3    Investments, Loans and Advances. The Borrower will not (directly or indirectly through any Restricted Subsidiary), and will not allow or suffer any Restricted Subsidiary to, make or permit to remain outstanding any loans or advances or extensions of credit to, or purchases or other acquisitions of capital stock or ownership (direct or beneficial) interests or obligations of, or other investments in, any Person (including without limitation any Subsidiary), except for:

(a)	Investments in cash, cash equivalents, and readily marketable direct obligations of the United States of America or any agency thereof.

(b)	Investments in certificates of deposit of maturities less than one year issued by banks satisfactory to Lender.

(c)	Investments in commercial paper of maturities less than one year with the best rating by Standard & Poors, Moody’s Investors Service, Inc., or any other rating agency reasonably satisfactory to the Lender.

NGS/Prospect Loan Agreement

(d)	Advances and loans to employees and officers made in the ordinary course of business not exceeding in the aggregate $10,000 for all such advances and loans.

(e)	Advances pursuant to operating agreements, unitization and pooling agreements and orders, farmout agreements and gas balancing agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into in the ordinary course of business.

(f)	Ownership of equity interests in Restricted Subsidiaries.

(g)	Loans and advances made by the Borrower to its Restricted Subsidiaries in the ordinary course of business to be used in the normal business operations of such Restricted Subsidiary. (However, nothing in this Section modifies or overrides the limitation on use of proceeds of the Loan in Section 2.7.).

(h)	Accounts receivables created or acquired in the ordinary course of business.

(i)	Investments in connection with Permitted Hedging Agreements incurred under the Hedging Program approved by the Lender.

(j)	Repurchases of non vested options and securities from Herlin pursuant to Herlin’s existing founder common stock purchase agreement attached hereto as Exhibit 6.3(j) as in effect on the Closing Date (without consideration of any amendments thereto made without the Lender’s written consent), solely pursuant to the Repurchase Option (as defined therein) under Section 3(a) thereof, but excluding other purchases thereunder including without limitation purchases under the Right of First Refusal under Section 3(b) thereof.

(k)	Investments in (x) Unrestricted Subsidiaries or (y) Persons who derive substantial revenue from operations similar or ancillary to the Borrower’s business as conducted at the time of such Investment, provided that the total Investments under this clause (k) shall not exceed the greater of (A) $100,000.00 or (B) the total of the aggregate net proceeds from equity offerings made after the Closing Date plus proceeds from issuances of subordinate Debt made after the Closing Date and outstanding at any one time.

NGS/Prospect Loan Agreement

Section 6.4    Nature of Business. The Borrower will not permit any material change to be made in the character of its business or the business of any Restricted Subsidiary as carried on at the Closing Date.

Section 6.5     Mergers and Consolidations. The Borrower will not, and will not allow or suffer any Restricted Subsidiary to, merge with or consolidate with any Person (whether or not such merger or consolidation requires any capital expenditures on the part of the Borrower or such Restricted Subsidiary) without the prior written consent of the Lender, or except as permitted by this Section. Mergers and consolidations shall be allowed without Lender’s consent so long as (i) the surviving entity continues to be engaged in the acquisition and development of oil and gas properties with proved reserves, (ii) the merger or consolidation does not trigger a Default and is not projected to trigger a Default for the remaining term of the Loan, and (iii) the merger does not materially reduce the Collateral associated with the Loan.

Section 6.6    ERISA Compliance. The Borrower will not at any time permit any Plan maintained by it to engage in any “prohibited transaction” as such term is defined in Section 4975 of the Code; incur any “accumulated funding deficiency” as such term is defined in Section 302 of ERISA; or terminate any such Plan in a manner which could result in the imposition of a Lien on the property of the Borrower pursuant to Section 4068 of ERISA.

Section 6.7    Changes. Each Company will not without 30 days prior notice to the Lender change the location of any of its Collateral, or change the location of its state of organization or chief executive office or change its name or taxpayer identification number.

Section 6.8    Sales. The Borrower will not, and will not allow or suffer any Restricted Subsidiary to, sell, assign, transfer by bond for deed, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its property (whether now owned or hereafter acquired) to any Person. The Borrower will not, and will not allow or suffer any Restricted Subsidiary to, sell, assign, transfer by bond for deed, lease or otherwise dispose of any of its Collateral or any material portion of its other property, business, or assets, including without limitation any producing mineral properties, except for (i) sales of production, (ii) collection of its accounts, (iii) sales of items of equipment which are obsolete or otherwise no longer useful for such Person’s operations, in each case in the ordinary course of business, (iv) sales of assets consisting of lesser amounts of assets than an Asset Sale and the proceeds of which are paid to Lender as required by Section 2.5(b), and (v) sales under clause (z) of the definition of Excluded Sales.

NGS/Prospect Loan Agreement

Section 6.9     Agreements. Each Company will not enter into or be a party to any contract or agreement for the purchase of materials, supplies or other property or services if such contract or agreement shall require that the Company make payment for such materials, supplies or other property irrespective of whether delivery thereof is made or whether such services are rendered. Except in the ordinary course of business, each Company will not enter into any arrangement with any gas pipeline company or any other purchaser of hydrocarbons regarding the Collateral whereby the Company agrees that said gas pipeline company or purchaser may set off any claim against the Company by withholding payment for any hydrocarbons actually delivered.

Section 6.10    No Dividends or Redemption of Shares. The Borrower will not (i) pay or declare any dividend on any class of its stock (other than stock dividends), (ii) make any other distribution or other shareholder expenditure on account of any class of its stock, nor set aside any funds for such purpose, (iii) otherwise make or agree to pay for or make, directly or indirectly, any other distribution with respect to any shares of any class of its stock, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares or any option, warrants or other right to acquire any such shares, nor (iv) make any payments of principal or interest, or any purchase, redemption, retirement, acquisition or defeasance, with respect to any Debt which is subordinated in right of payment to the payment of the Indebtedness, except (A) under the Warrants, (B) in the case of (i) through (iv), if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing and all of the Distribution Conditions defined below are met, and (C) for the costs incurred by the Borrower on behalf of any shareholder in connection with registering the shares of stock held by such shareholder. The Borrower may make and pay such cash dividends so declared within 30 days of such declaration without testing the Distribution Conditions again under this Section as of the payment date. The “Distribution Conditions” shall mean that all of the following shall be true:

(1)	DSR Account. The DSR Account shall be fully funded as required by Section 5.16.

(2)	Total Debt to EBITDA. Total Debt as of the last day of the Borrower’s most recently ended fiscal quarter, divided by EBITDA for such quarter shall not exceed 14.00.

(3)	Interest Coverage. EBITDA for the Borrower’s most recently ended fiscal quarter, divided by total Interest Expense on Total Debt for such quarter shall be at least 2.00.

(4)	PV10 Test. The Borrowing Base as determined by the most recent independent engineering report delivered to the Lender in accordance with this Agreement shall not be less than 1.50 times the amount of Total Debt then outstanding.

(5)	No Distributions to Common. There shall be no distributions with respect to shares of Borrower’s common equity so long as the Loan is outstanding; provided, however, that this Section 6.10(5) is not intended to limit dividends, coupon payments or other distributions to holders of preferred equity or debt subordinate to that of the Lender so long as the provisions of Sections 6.10(1)-(4) are met or to limit the ability of Borrower to acquire shares of its equity held by Herlin permitted by Section 6.3(j).

NGS/Prospect Loan Agreement

Section 6.11    Compensation. The Borrower will not pay compensation to its employees, officers or directors in excess of reasonable salaries, bonuses and other benefits that are incurred in the ordinary course of business and, without limiting the foregoing, are not paid with the purpose or effect of avoiding the limitation established in Section 6.10 above.

Section 6.12    Management. The Borrower shall use commercially reasonably efforts not to permit or suffer a change in the key management of the Borrower and its Restricted Subsidiaries to occur. For purposes of this Section, key management shall mean the continued active full time employment of Robert S. Herlin (as President) as his primary and essentially exclusive business activity, excluding his current position on the board of directors of Boots and Coots Group.

Section 6.13    Transactions with Affiliates. The Borrower will not, and will not allow or suffer any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of (including pursuant to any merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary as could be obtained on an arms-length basis from unrelated third persons in a comparable transaction.

Section 6.14    Subsidiaries. The Borrower will not allow or suffer any changes to be made in the ownership structure of each Restricted Subsidiary, and shall not own and control directly or indirectly less than one hundred (100%) percent of the ownership and voting rights in each Restricted Subsidiary. The Borrower will not, and will not allow or suffer any Restrictive Subsidiary to, create, incur, assume or permit to exist any Lien on its equity interest in any Restricted Subsidiary, other than in favor of the Lender.

Section 6.15    Restrictive Agreements. The Borrower will not directly or indirectly enter into, incur or permit to exist, or permit any Restricted Subsidiary so to do, any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of a Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its equity securities or other ownership interest or to repay to the Borrower any loans or advances, provided that the foregoing shall not apply to restrictions and conditions imposed by corporate law or by this Agreement.

Section 6.16    Repayment of Director Loans. The Borrower shall not repay any loans to any officers in excess of $50,000.00 in the aggregate or to any directors other than outside director fees unless the following conditions are met:

NGS/Prospect Loan Agreement

(a)The Hedging Program provisions of Section 5.18 have been implemented, with Permitted Hedge Agreements executed and in effect, and

(b)The new employment contract with Herlin has been approved by the compensation committee of the Borrower.

Section 6.17    Subordination. The Borrower will not pay any management or other fee to Cagan McAfee Capital Partners or its Affiliates, unless at the time of such payment and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing.

ARTICLE 7

CONDITIONS OF LENDING

Section 7.1    Conditions of Lending. The obligation of the Lender to make the Loan is subject to the absence of a Default or an Event of Default, and to the receipt of the following on or before the Closing Date:

(a)	Agreement. A duly executed counterpart of this Agreement signed by all the parties hereto.

(b)	Note. The duly executed Note signed by the Borrower.

(c)	Good Standing. Certificates of good standing of the Companies issued by the Secretaries of State of Delaware, Texas, Nevada and Louisiana.

(d)	Corporate Certificate. A certificate of the secretary of each Company (i) setting forth resolutions of its board of directors in form and substance reasonably satisfactory to the Lender with respect to the unanimous authorization of this Agreement, the Note and the Collateral Documents to which it is a party, (ii) attaching the articles of incorporation and bylaws of the Company, (iii) stating its Federal tax identification number and corporate registration identification number, and (iv) setting forth the officers authorized to sign such instruments.

(e)	Fee. The commitment fee required by Section 2.6 to be paid from the proceeds of the initial draw.

(f)	Collateral Documents. Duly executed and recorded mortgages, executed deposit account control agreement, and executed security agreements, and filed financing statements covering the Collateral, and executed guaranty agreement.

NGS/Prospect Loan Agreement

(g)	Stock Certificates. The original stock certificates for its shares in NGS Delaware, NGS Sub and Four Star, all duly endorsed in blank and delivered to the Lender.

(h)	Lien Searches. UCC lien searches reasonably satisfactory to the Lender pertaining to the Companies.

(i)	Title. Title Opinions (limited in time coverage) and certificates of land title records run sheets and title documentation with respect to the Collateral in form, scope and substance reasonably satisfactory to the Lender and Lender’s counsel, which indicate that NGS Sub has good and marketable title to the interests in the Collateral in amounts not less than those specified in the Collateral Documents or otherwise represented to Lender, subject to no Liens other than the Collateral Documents and those accepted by the Lender in writing, unless waived by Lender in writing on or in advance of the Closing Date.

(j)	Legal Opinions. Legal opinions from Borrower’s counsel (The Boles Law Firm, and Troy & Gould) in form, scope and substance reasonably satisfactory to the Lender.

(k)	Insurance. Satisfactory evidence of all insurance coverages relating to the Collateral and the Companies.

(l)	Environmental. Complete documentation in Borrower’s possession pertaining to any previous material fines levied against the Borrower or any current operator of the Collateral for non-compliance with applicable federal, state and local environmental laws and regulations.

(m)	Warrants. Executed Warrant Agreement, Registration Rights Agreement and Revocable Warrant Agreement.

NGS/Prospect Loan Agreement

(n)	Release. Executed and recorded release of Mortgage by Delta Exploration and Development Company, Inc., of that certain Mortgage dated September 25, 2003, covering Delhi.

In the event that the Lender in its sole and absolute discretion waives the receipt of any items set forth above, the Borrower agrees that it nonetheless will promptly deliver such item to the Lender upon request within the time period reasonably specified by the Lender in connection with such waiver.

Section 7.2    Certification. The obligation of the Lender to make the Loan available is further subject to the certification by the Borrower, which the Borrower hereby makes, that no Default or Event of Default exists, and that no Material Adverse Effect has occurred, since the time of the issuance of Lender’s commitment letter.

Section 7.3    Incurrence Covenants. The obligation of the Lender to make an Advance under the Loan is subject to all of the following conditions being met at the time of such Advance, which may occur within ninety (90) days after the Closing Date:

(a)	Each of the representations and warranties of the Companies contained in this Agreement and the Collateral Documents shall be true and correct in all material respects on and as of the date of each subsequent Advance, both before and after giving effect to the proposed Advance and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that by their terms refer to a specific date other than the date of the proposed Advance or issuance, in which case as of such specific date, and except as such representations and warranties relate to matters that are changed as permitted by this Agreement.

(b)	At the time of such Advance, no Default shall have occurred and be continuing.

(c)	The Borrower shall not have had a Material Adverse Effect from its condition represented in the most recent financial statements furnished to the Lender prior to the Closing Date, except to the extent that such changes are permitted by this Agreement.

(d)	If reasonably required by Lender, Borrower shall deliver to Lender a bringdown title search in the appropriate states, confirming the absence of Lien filings against the Collateral or the Companies since the effective date of the preceding bringdown search.

NGS/Prospect Loan Agreement

(e)	Delivery of additional Warrants in accordance with Section 3.2 and additional Revocable Warrants in accordance with Section 3.3.

Section 7.4    Title Matters. It is expressly acknowledged by the Borrower that the waiver by the Borrower (on the basis of the Borrower’s business judgment) of any title requirements contained in any title opinions delivered to the Lender from time to time in connection with this Agreement, or other acceptance of potential title deficiencies, and funding by the Lender of Advances, shall not constitute a waiver by the Lender of any of the representations and warranties of the Companies contained herein or in the Collateral Documents.

ARTICLE 8

DEFAULT

Section 8.1    Events of Default. Any of the following events shall be considered an “Event of Default” as that term is used herein:

(a)	Principal and Interest Payments. The Borrower fails to make payment (x) when due of any principal or interest installment on the Note, any fee, or any other Indebtedness incurred pursuant to this Agreement to the Lender, and such default continues unremedied for a period of ten (10) days after the notice thereof being given by the Lender to the Borrower, or (y) when due of any mandatory prepayment under Subsection 2.5(b) or Subsection 2.5(c) , and such default continues unremedied for a period of seven (7) days after the notice thereof being given by the Lender to the Borrower.

(b)	Representations and Warranties. Any representation or warranty made by or on behalf of any Company contained in this Agreement, the Note or any of the Collateral Documents proves to have been incorrect in any material respect as of the date thereof, provided however, that such event will only be an Event of Default if the failure of such representation or warranty to be correct would have a Material Adverse Effect.

NGS/Prospect Loan Agreement

(c)	Specific Covenants. The Borrower fails to observe or perform at any time any covenant or agreement contained in Section 5.15, Section 5.17, Section 5.18, Section 6.1, Section 6.2, Section 6.3, Section 6.4, Section 6.5, Section 6.8, Section 6.10, Section 6.14, Section 6.15, Section 6.16 and Section 6.17 of this Agreement.

(d)	Covenants. The Borrower or other party thereto (other than the Lender) defaults in any material respect in the observance or performance of any of the covenants or agreements contained in this Agreement, the Note or any of the Collateral Documents to be kept or performed by the Borrower or such Person (other than a default under Subsections (a) through (c) hereof), and such default continues unremedied for a period of thirty (30) days (or, if applicable, any longer cure period expressly set forth in any of the Collateral Documents) after notice thereof being given by the Lender to the Borrower and such other party.

(e)	Other Debt to Lender. The Borrower defaults on the payment of any amounts due to the Lender or in the observance or performance of any of the covenants or agreements contained in any loan agreement or any promissory note relating to any Debt for borrowed money of the Borrower to the Lender other than the Loan, and any grace period applicable to such default has elapsed.

(f)	Other Debt to Other Lenders. The Borrower defaults in the payment of any amounts due to any Person (other than the Lender) or in the observance or performance of any of the covenants or agreements contained in any credit agreements, notes, leases, collateral or other documents relating to any Debt (senior, pari passu or subordinate) of the Borrower to any Person (other than the Lender) in excess of $250,000.00, and, in either case, any grace period applicable to such default has elapsed, including without limitation if any event or condition occurs that results in any such Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder of any such Debt to cause any portion of such Debt to become due prior to its scheduled maturity or payment date or to require the prepayment thereof (in each case after giving effect to any applicable cure period).

NGS/Prospect Loan Agreement

(g)	Involuntary Bankruptcy or Receivership Proceedings. A receiver, conservator, liquidator or trustee of any Company, or of any of its property, is appointed by order or decree of any court or agency or supervisory authority having jurisdiction; or an order for relief is entered against any Company under the Federal Bankruptcy Code; or any Company is adjudicated bankrupt or insolvent; or any material portion of the property of any Company is sequestered by court order and such order remains in effect for more than 30 days after such party obtains knowledge thereof; or a petition is filed against any Company under any reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect, and such petition is not dismissed within 60 days.

(h)	Voluntary Petitions. Any Company files a case under the Federal Bankruptcy Code or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any case or petition against it under any such law.

(i)	Assignments for Benefit of Creditors. Any Company makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of any Company or of all or any part of its property.

(j)	Undischarged Judgments. Judgment for the payment of money in excess of $100,000.00 (which is not covered by insurance) is rendered by any court or other governmental body against any Company, and such Company does not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 30 days from the date of entry thereof, and within said 30-day period or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal while providing such reserves therefor as may be required under generally accepted accounting principles.

NGS/Prospect Loan Agreement

(k)	Attachment. A writ or warrant of attachment or any similar process shall be issued by any court against all or any material portion of the Collateral, and such writ or warrant of attachment or any similar process is not released or bonded within 30 days after its entry.

(l)	Condemnation. The Collateral, or any substantial portion thereof, is condemned or expropriated under power of eminent domain by any legally constituted governmental authority.

(m)	Invalidity. Any Company shall assert in writing that any material provision of this Agreement, the Note or any of the Collateral Documents shall for any reason be or cease to be valid and binding on such Company after the Closing Date.

(n)	Change of Control. A Change of Control shall occur.

(o)	Herlin. Robert S. Herlin shall cease for any reason to be actively employed full time as President of the Borrower, as his primary and essentially exclusive business activity, as contemplated by Section 6.12; provided, however, that the cessation of employment of Mr. Herlin shall not be a Default hereunder so long as the Borrower hires or promotes a replacement officer with experience and qualifications reasonably acceptable to the Lender within 90 days of Mr. Herlin’s cessation of full active employment.

NGS/Prospect Loan Agreement

Section 8.2    Remedies.

(a)    Upon the happening of any Event of Default specified in the preceding Section (other than Subsections (g) or (h) thereof), (i) all obligations, if any, of the Lender to make Advances to the Borrower shall immediately cease and terminate, and (ii) the Lender may by written notice to the Borrower declare the entire principal amount of all Indebtedness then outstanding including interest accrued thereon to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor or other notice of default of any kind, all of which are hereby expressly waived by the Borrower.

(b)    Upon the happening of any Event of Default specified in Subsections (g) or (h) of the preceding Section, (i) all obligations, if any, of the Lender to make Advances to the Borrower shall immediately cease and terminate, and (ii) the entire principal amount of all obligations then outstanding including interest accrued thereon shall, without notice or action by the Lender, be immediately due and payable without presentment, demand, protest, notice of protest or dishonor or other notice of default of any kind, all of which are hereby expressly waived by the Borrower.

(c)    In addition to the foregoing, the Lender may exercise any of the rights and remedies established in the Collateral Documents or avail itself of any other rights and remedies provided by applicable law.

Section 8.3    Set-Off. Upon the occurrence of any Event of Default, the Lender shall have the right to set-off any funds of the Borrower or any Company in the possession or control of the Lender (including without limitation funds in the accounts provided for in Article 5) against any amounts then due by the Borrower to the Lender pursuant to the Agreement.

Section 8.4    Marshaling. The Companies shall not at any time hereafter assert any right under any law pertaining to marshaling (whether of assets or liens) and the Borrower expressly agrees that the Lender may execute or foreclose upon the Collateral Documents in such order and manner as the Lender, in its sole discretion, deems appropriate.

ARTICLE 9

MISCELLANEOUS

Section 9.1    Notices. Any notice or demand which, by provision of this Agreement or any Collateral Document referencing this provision, is required or permitted to be given by one Person to another Person, shall be given by (i) deposit, postage prepaid, in the mail, registered or certified mail, or (ii) delivery to a recognized express courier service, or (iii) delivery by hand, or (iv) by facsimile, in each case addressed (until another address or addresses is given in writing by such party to the other party) as follows:

NGS/Prospect Loan Agreement
NGS/Prospect Loan Agreement

NGS/Prospect Loan Agreement

If to Borrower	Natural Gas Systems, Inc.
or any Subsidiary:	Two Memorial City Plaza
820 Gessner, Suite 1340
Houston, Texas 77024

Attention: Robert S. Herlin, President

Facsimile Number: (713) 935-0199
Telephone Number: (713) 935-0122

AND

Laird Cagan, Chairman
10600 N. De Anza Blvd., Suite 250
Cupertino, California 95014

Facsimile Number: (408) 904-6085
Telephone Number: (408) 873-0400

With copies to	Troy & Gould
(which copies shall	1801 Century Park East, 16th Floor
not constitute	Los Angeles, California 90067-2367
notice)
Attention: Lawrence P. Schnapp

Facsimile Number: (310) 201-4746
Telephone Number: (310) 553-4441

AND

Steven D. Lee
10600 N. De Anza Blvd., Suite 250
Cupertino, California 95014

Facsimile Number: (415) 358-4579
Telephone Number: (650) 303-2313

If to Lender:	Prospect Energy
10 East 40th Street, Suite 4400
New York, New York 10016

Attention: John Barry, Chief Executive Officer

Facsimile Number: (212) 448-9652
Telephone Number: (212) 448-0702 x14

NGS/Prospect Loan Agreement

All notices sent by facsimile transmission shall be deemed received by the addressee upon the transmitter’s receipt of acknowledgment of receipt from the offices of such addressee (if before 5:00 p.m. on a Business Day; if later, then on the next Business Day).

Section 9.2    Entire Agreement. This Agreement, the Note and the Collateral Documents and the Warrants set forth the entire agreement of the Lender and the Borrower with respect to the Indebtedness, and supersede all prior written or oral understandings with respect thereto; provided, however, that all written representations, warranties and certifications made by the Borrower to the Lender with respect to the Indebtedness and the security therefor shall survive the execution of this Agreement. The Borrower is not relying on any representation by the Lender, and no representation has been made, that the Lender will, at the time of a Default or at any other time, waive, negotiate, discuss, or take or refrain from taking any action with respect to such Default.

Section 9.3    Renewal, Extension or Rearrangement. All provisions of this Agreement relating to the Note shall apply with equal force and effect to each and all promissory notes or security instruments hereinafter executed which in whole or in part represent a renewal, extension for any period, increase or rearrangement of any part of the Note.

Section 9.4    Amendment. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally or in any manner other than by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

Section 9.5    Invalidity. In the event that any one or more of the provisions contained in this Agreement, the Note, or the Collateral Documents shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, the Note or the Collateral Documents.

Section 9.6    Survival of Agreements. All representations and warranties of the Borrower herein, and all covenants and agreements herein not fully performed before the effective date of this Agreement, shall survive such date.

Section 9.7    Waivers. No course of dealing on the part of the Lender, its officers, employees, consultants or agents, nor any failure or delay by the Lender with respect to exercising any of its rights, powers or privileges under this Agreement, the Note or the Collateral Document and the Warrants, shall operate as a waiver thereof.

Section 9.8    Cumulative Rights. The rights and remedies of the Lender under this Agreement, the Note and the Collateral Documents and the Warrants shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 9.9    Time of the Essence. Time shall be deemed of the essence with respect to the performance of all of the terms, provisions and conditions on the part of the Borrower and the Lender to be performed hereunder.

NGS/Prospect Loan Agreement

Section 9.10    Successors and Assigns.

(a)    All covenants and agreements made by or on behalf of the Borrower in this Agreement, the Note and the Collateral Documents shall bind its successors and assigns and shall inure to the benefit of the Lender and its successors and assigns. The Borrower may not assign its rights or obligations under this Agreement.

(b)    This Agreement is for the benefit of the Lender and for such other Person or Persons as may from time to time become or be the holders of any of the Indebtedness, and this Agreement shall be transferrable and negotiable, with the same force and effect and to the same extent as the Indebtedness may be transferrable, it being understood that, upon the transfer or assignment by the Lender of any of the Indebtedness, the legal holder of such Indebtedness shall have all of the rights granted to the Lender under this Agreement.

Section 9.11    Relationship Between the Parties. The relationship between the Lender and the Borrower shall be solely that of lender and borrower, and such relationship shall not, under any circumstances whatsoever, be construed to be a joint venture, joint adventure, or partnership. The Lender has no fiduciary obligation to the Borrower with respect to this Agreement or the transactions contemplated hereby.

Section 9.12    Limitation of Liability. This Agreement, the Note and the Collateral Documents are executed by an officer of the Lender, and by acceptance of the Loan, the Borrower agrees that for the payment of any claim or the performance of any obligations hereunder resulting from any default by the Lender, resort shall be had solely to the assets and property of the Lender, and no shareholder, officer, employee or agent of the Lender shall be personally liable therefor.

Section 9.13    Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement or the exhibits hereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 9.14    Singular and Plural. Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.

Section 9.15    GOVERNING LAW. THIS AGREEMENT IS, AND THE NOTE WILL BE, CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF LOUISIANA.

Section 9.16    Counterparts. This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.17    WAIVER OF JURY TRIAL; SUBMISSION TO JURISDICTION.

NGS/Prospect Loan Agreement

(a)    THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE BORROWER AND THE LENDER MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (i) THE NOTE, (ii) THIS AGREEMENT, (iii) THE COLLATERAL DOCUMENTS AND THE WARRANTS OR (iv) THE COLLATERAL. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE BORROWER AND THE LENDER, AND THE BORROWER AND THE LENDER HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THE BORROWER AND THE LENDER FURTHER REPRESENT THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

(b)    THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE COURT OF LOUISIANA OR FEDERAL COURT SITTING IN LOUISIANA, AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR BROUGHT TO ENFORCE THE PROVISIONS OF THE NOTE, THIS AGREEMENT AND/OR THE COLLATERAL DOCUMENTS MAY BE BROUGHT IN ANY COURT HAVING SUBJECT MATTER JURISDICTION. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTIONS THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME. THE BORROWER AGREES THAT NOTHING HEREIN SHALL LIMIT THE LENDER’S RIGHT TO SUE IN ANY OTHER JURISDICTION.

(c)    THE BORROWER HEREBY AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH IN SECTION 9.1 OR AT SUCH OTHER ADDRESS AS TO WHICH THE LENDER SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. THE BORROWER AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 9.18    AGREEMENT SUPERCEDES ALL PRIOR AGREEMENTS. THIS AGREEMENT, TOGETHER WITH THE NOTE, THE COLLATERAL DOCUMENTS, THE WARRANTS, AND ANY OTHER WRITTEN INSTRUMENTS EXECUTED PURSUANT TO THIS AGREEMENT REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HEREOF, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

NGS/Prospect Loan Agreement

Section 9.19    Patriot Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Companies, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.

Section 9.20    Confidentiality. The Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with the Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound commercial lending practices. It is understood and agreed by the Borrower that the Lender may make disclosures (a) to its Affiliates and to its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel, petroleum engineers and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any government authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) for the purposes specified in this Agreement or in the Collateral Documents, (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of the rights hereunder or under the Collateral Documents, (g) subject to an agreement containing provisions substantially the same as those in this Section 9.20, to (1) any assignee or any prospective eligible assignee of any of its rights or obligations under this Agreement, or (2) any actual or proposed contractual counterparty (or its professional advisors) to any Hedge Agreement relating to a party’s obligations hereunder, (h) with the consent of the Borrower, (i) to the extent such information (1) becomes publicly available other than as a result of a breach of this Section 9.20, or (2) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower, or (j) any nationally recognized rating agency that requires access to information about the Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to the Lender or its Affiliates. However, no information that is designated as privileged or as attorney work product by the Borrower may be disclosed to any Person unless such Person is the Lender or a participant hereunder or its legal counsel. In no event shall the Lender be obligated or required to return any materials furnished by the Borrower.

NGS/Prospect Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.

BORROWER:	NATURAL GAS SYSTEMS, INC.

	By:	/s/
Name: Robert S. Herlin
Title: President & CEO

LENDER:	PROSPECT ENERGY CORPORATION

	By:	/s/
Name: Bart J. de Bie
Title: Authorized Representative